UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Crawford & Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2015

Dear Shareholders:

You are cordially invited to attend the Company’s 2015 Annual Meeting of Shareholders, which will be held on Tuesday, May 12, 2015, beginning at 2:00 p.m. Eastern Time at the Company’s headquarters, 1001 Summit Boulevard, Atlanta, Georgia 30319.

The Notice of Annual Meeting of Shareholders, Proxy Statement and form of Proxy are included with this letter and contain information about the annual meeting and the various matters on which you are being asked to vote. Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 20, 2015 are entitled to vote at the annual meeting, including any adjournment or postponement thereof. Shares of Class A Common Stock of the Company are not entitled to vote at the annual meeting.

As is our custom, a brief report will be made immediately after the annual meeting on the Company’s 2014 activities and the outlook for the remainder of 2015. We hope you will be able to attend the annual meeting. On behalf of the entire management team and our Board of Directors I would like to thank retired General Russel L. Honoré for his five years of service on our Board. He has chosen not to stand for re-election at the upcoming annual meeting.

Whether or not you plan to attend, it is important that you sign and return your Proxy, or vote electronically by telephone or through the Internet, promptly, as your vote is important to the Company.

On behalf of our Board of Directors, officers, and employees, we wish to thank you for your continued interest in and support of Crawford & Company.

Sincerely,

Jeffrey T. Bowman
President and Chief Executive Officer

CRAWFORD & COMPANY

P.O. Box 5047

Atlanta, Georgia 30302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 12, 2015

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Crawford & Company (the “Company”) will be held at the Company’s headquarters, 1001 Summit Boulevard, Atlanta, Georgia, 30319, on Tuesday, May 12, 2015, at 2:00 p.m. Eastern Time, for the following purposes:

1. To elect nine (9) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2. To approve, on an advisory basis, the compensation paid to certain of the Company’s executive officers in 2014;

3. To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the 2015 fiscal year; and

4. To transact any and all other such business as may properly come before the annual meeting, including any adjournment or postponement thereof.

Information relating to the above matters is set forth in the accompanying Proxy Statement dated April 8, 2015. Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 20, 2015 are entitled to vote at the annual meeting, including any adjournment or postponement thereof. Shares of Class A Common Stock of the Company are not entitled to vote at the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2015:

The proxy statement and our 2014 annual report are available at https://materials.proxyvote.com/224633. If you need directions to the annual meeting, please call (404) 300-1000 or refer to the Company’s web site, www.crawfordandcompany.com.

By Order of The Board of Directors,

Allen W. Nelson,
Secretary

Atlanta, Georgia

April 8, 2015

It is important that your shares of Class B Common Stock be represented at the annual meeting whether or not you are able to attend. Accordingly, please complete and sign the enclosed Proxy and return it in the accompanying postage-paid envelope, or vote your Proxy electronically by telephone or through the Internet as soon as possible. Signing and returning the Proxy, or submitting it electronically, will not affect your right to attend and vote in person at the annual meeting.

Proxies are being solicited with respect to shares of Class B Common Stock of the Company by the Board of Directors of the Company. Shares of Class A Common Stock of the Company are not entitled to vote at the annual meeting and, consequently, Proxies are not being solicited with respect to shares of Class A Common Stock of the Company.

CRAWFORD & COMPANY

P.O. Box 5047

Atlanta, Georgia 30302

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 12, 2015

The 2015 Annual Meeting of Shareholders of Crawford & Company, and any adjournment or postponement thereof (the “Annual Meeting”), will be held at the headquarters of the Company, located at 1001 Summit Boulevard, Atlanta, Georgia 30319 on Tuesday, May 12, 2015 at 2:00 p.m., Eastern Time. This Proxy Statement and the accompanying form of Proxy are first being mailed or delivered electronically to shareholders and made available on the Internet at https://materials.proxyvote.com/224633, on or about April 8, 2015. Our Annual Report to Shareholders for the fiscal year ended December 31, 2014 is also being delivered with this Proxy Statement and is also being made available on the Internet at the web address above.

Why am I being furnished this Proxy Statement and Proxy?

You are being furnished this Proxy Statement and the accompanying Proxy Card, or “Proxy,” because you own shares of the Company’s Class B Common Stock. A Proxy is a legal designation of another person to vote the stock that you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document is also called a proxy, a proxy card or a form of proxy.

All holders of the Company’s Class B Common Stock on the Record Date, described below, are being furnished a copy of the Notice of Annual Meeting and this Proxy Statement. Only holders of the Company’s Class B Common Stock are entitled to vote on the matters subject to a vote at the Annual Meeting. The Proxy Statement describes the matters which will be voted on at the Annual Meeting. It also gives you information so that you can make an informed voting decision on those matters.

What is the purpose of a Proxy?

If you sign and return the Proxy, you are appointing J.T. Bowman, W.B. Swain and A.W. Nelson as your representatives at the Annual Meeting. Messrs. Bowman, Swain and Nelson will vote your shares of Class B Common Stock at the Annual Meeting as you instruct them on the Proxy. Signing and returning your Proxy will ensure your shares are voted at your direction whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we request that you complete, sign and return your Proxy, vote by telephone or vote over the Internet in advance of the Annual Meeting so that we can ensure we have enough votes to conduct business at the Annual Meeting.

Who is furnishing the Proxy Statement and Proxy?

The Board of Directors of the Company is furnishing this Proxy Statement and Proxy to solicit proxies on its behalf to vote at the Annual Meeting.

How do I know if I am entitled to vote? What is a record date?

Only shareholders of record of our Class B Common Stock as of the close of business on March 20, 2015, which we refer to as the “Record Date,” are entitled to notice of, and to vote at, the Annual Meeting. Holders of Class A Common Stock are not entitled to any notice of, or vote at, the Annual Meeting.

How many shares of Class B Common Stock are outstanding? How many votes is each share of Class B Common Stock entitled to at the Annual Meeting?

As of the Record Date, we had outstanding 24,690,172 shares of Class B Common Stock and each share is entitled to one vote for each of the director nominees to be elected at the Annual Meeting, and one vote on each other matter to be acted upon at the Annual Meeting.

Other than with respect to voting rights, what are the differences between Class A Common Stock and Class B Common Stock?

The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock than on the voting Class B Common Stock, subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of Class A Common Stock must receive the same type and amount of consideration as holders of Class B Common Stock, unless different consideration is approved by the holders of 75% of the Class A Common Stock, voting as a class.

How many votes do you need to hold the Annual Meeting?

In order for us to conduct business at the Annual Meeting, we must have a quorum, which means that a majority of the issued and outstanding shares of Class B Common Stock as of the Record Date must be present. Shares of Class B Common Stock will be counted as present for purposes of determining the presence of a quorum if those shares are:

•	voted over the Internet or by telephone in advance of the Annual Meeting,

•	properly submitted via Proxy (even if the Proxy does not provide voting instructions) in advance of the Annual Meeting, or

•	present at the Annual Meeting and voted in person.

Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder (such as a broker or bank) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the registered holder has not received voting instructions from the beneficial owner and does not have or declines to exercise discretionary voting power with respect to that particular proposal. As described below, registered holders that have not received voting instructions from the beneficial owner may, although they are not required to, vote such shares with respect to the ratification of the appointment of the Company’s independent auditor. Registered holders are not entitled to exercise discretionary voting authority with respect to any other matters to be voted upon at the Annual Meeting.

On what items am I being asked to vote?

You are being asked to vote on three items:

•	the election of nine (9) directors;

•	the advisory approval of the compensation of certain of our executive officers; and

•	the ratification of Ernst & Young LLP as our independent auditor for our 2015 fiscal year.

How may I vote on each of the matters to be considered at the Annual Meeting?

With respect to the election of directors, you may:

•	vote FOR all nominees;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for all nine (9) nominees.

Each share of Class B Common Stock is entitled to cast an affirmative vote for up to nine (9) director nominees. Cumulative voting is not permitted. The nine nominees for director who receive the highest number of votes cast, in person or by Proxy, at the Annual Meeting will be elected as directors. Votes withheld and broker non-votes will have no effect on the outcome of the election of directors.

With respect to the other proposals to be voted at the Annual Meeting, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The affirmative vote of a majority of the votes cast is required for each of the advisory approval of the compensation of certain of our executive officers and the ratification of the appointment of the Company’s independent auditor. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the vote on these matters.

How do I vote?

In order for us to ensure we have sufficient votes to conduct business at the Annual Meeting, we request that you vote by one of the following methods as soon as possible. You may also thereafter attend the Annual Meeting and vote your shares in person.

•

Voting by Mail.    If you choose to vote by mail, simply complete the enclosed Proxy, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your Proxy unless it is properly revoked by you. Your Proxy must be received by May 11, 2015 to be voted at the Annual Meeting.

•

Voting by Telephone.    You may vote your shares by telephone by calling the toll-free telephone number provided on the Proxy. Telephone voting is available 24 hours a day until 11:59 pm Central Time, May 11, 2015, and the procedures are designed to authenticate votes cast by using a personal identification number located on your Proxy. The procedures allow you to give a Proxy to vote your shares and to confirm that your instructions have been properly recorded.

•

Voting by Internet.    You also may vote your shares through the Internet by signing on to the website identified on the Proxy and following the procedures described on the website. Internet voting is available 24 hours a day until 11:59 pm Central Time, May 11, 2015, and the procedures are designed to authenticate votes cast by using a personal identification number located on your Proxy. The procedures allow you to give a Proxy to vote your shares and to confirm that your instructions have been properly recorded.

What if I change my mind after I vote by Proxy?

Any shareholder giving a Proxy has the power to revoke it at any time before it is voted at the Annual Meeting by the giving of another Proxy by mail bearing a later date or thereafter voting by phone or the Internet, or written notification of the revocation to the Corporate Secretary, Legal Department, Crawford & Company, P.O. Box 5047, Atlanta, Georgia 30302. Shareholders who are present at the Annual Meeting will have the opportunity to revoke their Proxy and vote in person if they so desire.

What if I return my Proxy but do not provide voting instructions?

If you properly execute and return your Proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the Annual Meeting, your shares will be voted in accordance with the recommendation of the Board of Directors as to all such matters.

Specifically, your shares will be voted FOR the election of all director nominees, FOR the advisory approval of the compensation of certain of our executive officers, and FOR the ratification of the appointment of Ernst & Young LLP as independent auditor of the Company for the 2015 fiscal year, as well as in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a Proxy, executed in your favor, from the record holder to be able to vote at the Annual Meeting.

We encourage shareholders who hold shares of Class B Common Stock in street name to provide instructions to that record holder on how to vote those shares. Providing voting instructions ensures that your shares will be voted at the Annual Meeting. If shares are held through a brokerage account, the brokerage firm, under certain circumstances, may vote the shares without instructions. On certain “routine” matters, such as the ratification of the appointment of auditors, brokerage firms have authority under NYSE rules to vote their beneficial holders’ shares if the beneficial holders do not provide voting instructions. If a brokerage firm votes a beneficial holder’s shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. At the Annual Meeting, the proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for the 2015 fiscal year is considered a routine matter.

On “non-routine” matters, if a brokerage firm has not received voting instructions from a beneficial holder, the brokerage firm cannot vote the shares on that proposal, which is considered a “broker non-vote.” Broker non-votes are counted for purposes of establishing a quorum to conduct business at a meeting, but not for determining the number of shares voted for or against the non-routine matter. At the Annual Meeting, the proposals relating to the election of directors and the advisory approval of the compensation of certain of our executive officers are considered non-routine matters.

How can I obtain a copy of the 2014 Annual Report?

Our Annual Report to the Shareholders (which includes our Annual Report on Form 10-K) (the “Annual Report”) for the fiscal year ended December 31, 2014 is enclosed herewith. Our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) and our Annual Report are available free of charge upon written request to the Corporate Secretary, Legal Department, Crawford & Company, P.O. Box 5047, Atlanta, Georgia 30302 and on the Company’s web site, www.crawfordandcompany.com.

Who is paying the expenses of this solicitation?

The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail or by mail by one or more of our officers, employees or directors. We will also reimburse brokers, banks, nominees or other fiduciaries for the reasonable clerical expenses of forwarding the proxy material to their principals, the beneficial owners of the Company’s Class B Common Stock.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees and Voting

Russel L. Honoré, who has served as a director since 2009, is not standing for reelection at the Annual Meeting, and we thank him for his faithful service to the Company. The Board has nominated Jesse C. Crawford, Jr. to serve as a director upon the completion of Gen. Honore’s term. Mr. Crawford, Jr., age 25, has been regularly attending Board meetings as an invited observer. He is currently a full-time university student. Mr. Crawford, Jr.’s family maintains a controlling interest in the Company, and the Board believes it is appropriate to provide for continuity of the representation of the Crawford family on the Board as a component of the Board’s succession planning strategy.

Other than Mr. Crawford, Jr., each nominee is a current director who was elected by the shareholders at the Company’s previous annual meeting on May 8, 2014. If, at the time of the Annual Meeting, any of the nominees should be unable or unwilling to serve, the persons named in the Proxy may vote for substitute nominees selected by the Board of Directors or, as an alternative, the Board of Directors could reduce the size of the Board and/or the number of directors to be elected at the Annual Meeting. We have no reason to believe that any of the nominees will be unable or unwilling to serve as a director for his or her full term until the next annual meeting and until his or her successor is elected and qualified.

Currently, the Board of Directors is fixed at nine members and, in accordance therewith, the Board has nominated Mr. Crawford, Jr. and the eight persons listed below to be elected as directors, to hold office until the Company’s next annual meeting and until their respective successors are elected and qualified.

Nominee Information

The following gives certain information as to each person nominated by our Board of Directors for reelection as a director. Mr. Crawford, Jr., a nominee for election as a director, is discussed above.

Harsha V. Agadi, age 52, is the Chairman of GHS Holdings, LLC, an investing and restaurant consulting business, a position he has held since 2000. He served as Executive Chairman of Quiznos, LLC, a quick service sandwich chain, from February 2012 until August 2014. From August 2010 until February 2012, Mr. Agadi was Chairman and Chief Executive Officer of Friendly’s Ice Cream LLC, a restaurant chain which provides sandwiches and ice cream desserts. From December 2004 until December 2009, Mr. Agadi was President and Chief Executive Officer of Church’s Chicken, a franchised quick service chicken restaurant. He serves on the board of The Krystal Company and Belmond, Ltd. Each of Quiznos and Friendly’s Ice Cream has filed voluntary petitions under the Federal bankruptcy laws during the period in which Mr. Agadi served as an executive officer of such entities. Mr. Agadi has served as a member of the Board of Directors since August 2010. The Board believes Mr. Agadi’s experience in establishing global brands and improving the operations of companies he has led qualifies him to serve as a director of the Company.

P. George Benson, age 68, is a Professor and former President of the College of Charleston. Dr. Benson served as President of the College of Charleston from February 2007 until he retired in 2014. He has served as a Professor at the College of Charleston since February 2007. From June 1998 until January 2007, he was Dean of the Terry College of Business at the University of Georgia. Dr. Benson has served as a member of the Board of Directors since September 2005. Dr. Benson also serves as a member of the boards of directors of Primerica, Inc. and AGCO Corporation. He also serves as the chair of the Foundation of the Malcolm National Quality Award. Dr. Benson’s distinguished professional background in academics and leadership positions at the College of Charleston and University of Georgia, together with the experience he brings to the Board as a director of the Company for more than nine years, led to the Board’s decision to nominate Dr. Benson for reelection to our Board.

Jeffrey T. Bowman, age 61, is the President and Chief Executive Officer of the Company, a position he has held since January 2008. Prior to that, from January 2006 he was Executive Vice President and Chief Operating Officer – Global Property & Casualty of the Company and was in charge of the Company’s then-existing U.S. Property & Casualty and International Operations segments, which segments have subsequently been realigned. From April 2001 to December 2005, he was President of Crawford & Company International, Inc. managing the Company’s international operations. He has served as a member of the Board of Directors since February 2008. Mr. Bowman has a designation of Fellow of the Chartered Certified Accountants from the United Kingdom based Association of Chartered Certified Accountants. The Board believes Mr. Bowman’s executive leadership, and the extensive industry expertise he has developed working in senior management, uniquely qualify Mr. Bowman to continue to serve as a director of the Company.

Jesse C. Crawford, age 66, is the President and Chief Executive Officer of Crawford Media Services, Inc., an Atlanta, Georgia based provider of electronic media services for television, film and archival clients, and was appointed to this position on January 2010. Prior to that and since September 1984, he was President and Chief Executive Officer of Crawford Communications, Inc., a full-service provider of teleproduction services including audio/video production and post production, multimedia title design, satellite services, animation, and special effects. Mr. Crawford has served as a member of the Board of Directors since April 1986. We believe Mr. Crawford’s significant experience in senior management of a services company with both international and disaster recovery components similar to those of the Company, as well as the significant knowledge base he has acquired by having served as a director of the Company for more than 28 years and his position as our majority shareholder, qualify him to continue to serve on the Board. Mr. Crawford is the father of Mr. Crawford, Jr., a nominee to the Board of Directors.

Roger A. S. Day, age 66, is a retired executive of ACE American Insurance Company, where he most recently served as an executive vice president from November 2002 until his retirement in January 2013. Mr. Day was appointed as a member of the Board in July 2013. The Board believes Mr. Day is qualified to serve as a director due to his extensive experience in the insurance industry, which includes more than 40 years of global claims experience.

James D. Edwards, age 71, is a retired partner of Arthur Andersen LLP. Mr. Edwards has served as a member of the Board of Directors since February 2005. Mr. Edwards also serves as a member of the boards of directors of Cousins Properties, Inc. and Huron Consulting Group, Inc. Mr. Edwards’ significant financial expertise developed through 30 years’ experience in public accounting, as well as his public company board experience in varied industries, were important considerations in the Board’s belief that Mr. Edwards is highly qualified to serve on our Board.

Joia M. Johnson, age 55, is the Chief Legal Officer, General Counsel and Corporate Secretary for Hanesbrands Inc., a marketer of innerwear, outerwear and hosiery apparel based in Winston-Salem, North Carolina. Ms. Johnson joined Hanesbrands Inc. in January 2007. From January 2001 until January 2007 she was Executive Vice President, General Counsel and Secretary for RARE Hospitality International, Inc., a publicly traded restaurant franchise owner and operator based in Atlanta, Georgia. Ms. Johnson serves on the H. J. Russell & Company board of directors and on several professional and civic boards. Ms. Johnson was appointed as a member of the Board in February 2011. The Board has determined that her experience establishing and leading corporate legal functions, and particularly her leadership in the area of corporate social responsibility, qualify her to serve as a director of the Company.

Charles H. Ogburn, age 59, served as an Executive Director of Arcapita Inc., an international private equity firm, from March 2001 until his retirement in July 2010. Mr. Ogburn has served as a member of the Board of Directors since February 2009. Mr. Ogburn also serves as trustee of The Cook & Bynum Fund, a mutual fund. Mr. Ogburn has extensive experience in international business matters as well as financial counseling to public and private companies in various life-cycle stages, which experience the Board considered in determining that it believes Mr. Ogburn remains qualified to serve on the Board.

Shareholder Vote

Holders of each share of Class B Common Stock may:

•	vote FOR the election of the nine (9) nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for all nine (9) nominees.

Election of directors is determined by a plurality of votes. The nine nominees receiving the highest number of affirmative votes will be elected as directors. Cumulative voting is not permitted. Votes withheld and broker non-votes will have no effect on the outcome of the election of directors.

The Board of Directors unanimously recommends a vote FOR each of its nominees for director.

EXECUTIVE OFFICERS

The following are the names, positions held, and ages of each of the executive officers of the Company:

Name	Office	Age
J. T. Bowman	President and Chief Executive Officer	61
W. B. Swain	Executive Vice President, Chief Financial Officer	51
A. W. Nelson	Executive Vice President, General Counsel, Corporate Secretary and Chief Administrative Officer	50
V. E. Cole	Executive Vice President, Chief Executive Officer – Americas	45
D. A. Isaac	Executive Vice President, Chief Executive Officer, Garden City Group LLC	50
D. M. Lisenbey	Executive Vice President, Chief Executive Officer & President, Broadspire Services, Inc.	51
I. V. Muress	Executive Vice President, Chief Executive Officer — Europe, Middle East, Africa & Asia-Pacific	57
M. F. Reeves	Executive Vice President, Global Markets	61
E. V. Lauria	Executive Vice President, Global Client and Business Development	59
B. S. Flynn	Executive Vice President, Global Chief Information Officer	55
P. R. Austin	Executive Vice President, Global Human Resource Management	55
D. M. Carden	Senior Vice President and Chief Accounting Officer	45

Mr. Bowman was appointed to his present position with the Company in January 2008. From January 2006 to December 2007 he was Executive Vice President and Chief Operating Officer — Global Property & Casualty of the Company, and was in charge of the Company’s then-existing U.S. Property & Casualty and International Operations segments, which segments have subsequently been realigned. From April 2001 to December 2005 he was President of Crawford & Company International, Inc. managing the Company’s international operations.

Mr. Swain was appointed to his present position with the Company in October 2006 and from May 2006 acted as Senior Vice President and interim Chief Financial Officer of the Company. Prior to that and from January 2000 he was Senior Vice President and Controller of the Company.

Mr. Nelson was appointed to his present position with the Company in January 2008. From October 2006 through January 2008 he was Executive Vice President — General Counsel and Corporate Secretary of the Company. From October 2005 through October 2006 he was Senior Vice President — General Counsel and Corporate Secretary of the Company.

Mr. Cole was appointed to his present position as Executive Vice President, CEO — Americas in charge of the Company’s Americas segment effective February 2015. Prior to that and from July 2012 when he joined the Company, he was Executive Vice President, Global Strategy and Business Performance. Prior to that and from June 2011 he was Chief Executive Officer of Activa Medical, a medical device company. From March 2010 to June 2011 he was Chief Executive Officer of Aggio Medical, a healthcare company. From January 2006 to March 2010 he was Senior Vice President, Strategy and Chief Marketing Officer of Genworth Financial, Inc., an international financial services company.

Mr. Isaac was appointed to his current position with Garden City Group LLC (“GCG”), a wholly-owned subsidiary of the Company, in May 2008. Prior to that and from October 2006 he was Chief Executive Officer of GCG. Prior to that and from February 2000 he was President of GCG.

Ms. Lisenbey was appointed to her present position as Executive Vice President, President & CEO, Broadspire Services, Inc. (“Broadspire”), a wholly-owned subsidiary of the Company, effective March 2012. Prior to that and from November 2007, she was Senior Vice President, Chief Operations Officer for Medical Management Services of Broadspire.

Mr. Muress was appointed to his present position as Executive Vice President, CEO — Europe, Middle East, Africa & Asia-Pacific, in charge of the Company’s EMEA/AP segment effective January 2008. Prior to that and from January 2006 he was CEO-EMEA and from August 2002, when he joined the Company’s U.K. subsidiary, until January 2006 he was CEO — UK & Ireland, in charge of the Company’s operations in the United Kingdom and Ireland.

Mr. Reeves was appointed to his present position in charge of Global Markets effective January 2008. Prior to that and from November 2004 he was Senior Vice President — Corporate Multinational Risks, responsible for the strategy, sales and account management of the Company’s relationships with entities within the Fortune 1000.

Mr. Lauria was appointed to his present position as Executive Vice President, Global Client and Business Development, effective July 2012. Prior to that and from August 2008 he was a Managing Director of Wells Fargo Insurance Services, an insurance brokerage division of Wells Fargo & Company. From November 2007 to August 2008 he was a Regional Managing Director of Wachovia Insurance Services, an insurance brokerage division of Wachovia Corporation.

Mr. Flynn was appointed to his present position in charge of the Company’s global information technology operations effective December 2007. Prior to joining the Company and since May 2001 he was Senior Vice President-Technology of BCD Travel USA, LLC, a travel management company.

Ms. Austin was appointed to her present position with the Company in February 2014. From April 2006 through February 2014 she was Senior Vice President, Human Resources of the Company.

Mr. Carden was appointed to his present position with the Company in October 2014. Prior to that and from January 2008 he was Vice President and International Controller of the Company.

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors will be independent directors under the NYSE corporate governance listing standards, as in effect from time to time. In addition, our Corporate Governance Guidelines include certain categorical independence standards to assist the Board in determining director independence.

As required by our Corporate Governance Guidelines, the Board of Directors reviewed and analyzed the relationships of each director and director nominee with the Company and its management. The purpose of the review was to determine whether any particular relationships or transactions involving directors or director nominees, or their respective affiliates or immediate family members, were inconsistent with a determination that the director or director nominee is independent for purposes of serving on the Board and any of its Committees.

As a result of this review, the Board has determined, pursuant to the listing standards of the NYSE and our Corporate Governance Guidelines, that all director nominees are independent for purposes of serving on the Board of Directors, except Mr. Bowman, who is an employee of the Company. In making such determination, the Board also considers any “related party transactions” entered into between the Company and the applicable director or director nominee, regardless of whether such transaction is required to be disclosed pursuant to the rules and regulations of the SEC.

Standing Committees and Attendance at Board and Committee Meetings

The Board of Directors has four standing committees: the Executive Committee; the Audit Committee; the Nominating and Corporate Governance Committee; and the Compensation Committee.

The Executive Committee.    The Executive Committee consists of Mr. Crawford as Chairman, and Messrs. Bowman and Ogburn as members. The Executive Committee may exercise all the authority of the Board of Directors between its meetings with respect to all matters not specifically reserved by law to the Board of Directors. The Executive Committee held six meetings during 2014.

The Audit Committee.    The Audit Committee consists of Mr. Edwards as Chairman, Ms. Johnson and Messrs. Ogburn and Day as members. The Board has determined that all of the members of the Audit Committee are independent under the NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, the Board has determined that Mr. Edwards is an “Audit Committee Financial Expert” as defined by Item 407(d) of SEC Regulation S-K. In making such determination, the Board took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee and the Board of Directors, nor shall it affect the duties and obligations of other Audit Committee members or the Board.

The Audit Committee has adopted a written charter, approved by our Board of Directors. The Audit Committee appoints and discharges our independent auditor, reviews with the independent auditor the audit plan and results of the audit engagement, reviews the scope and results of our internal auditing procedures and the adequacy of our accounting controls, approves professional services provided by the independent auditor, reviews the independence of the independent auditor, and approves the independent auditor’s audit and non-audit services and fees.

The Audit Committee also reviews and approves related party transactions in accordance with the Company’s written related party transactions policy. The Company’s related party transactions policy is designed to eliminate conflicts of interest and improper valuation issues, and applies to the Company’s directors, officers, shareholders holding 5% or more of the Company’s stock and family members or controlled affiliates of such persons. For purposes of the Company’s related party transactions policy, a “related party transaction” is a transaction between the Company and any related party, other than transactions generally available to all employees and certain de minimis transactions.

The Audit Committee held five meetings during 2014.

The Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of Dr. Benson as Chairman, and Mr. Crawford and Gen. Honoré as members. The Nominating and Corporate Governance Committee operates under a written charter, approved by the Board of Directors. The Nominating and Corporate Governance Committee actively reviews and selects director nominees for the Board and advises and makes recommendations to the Board on all matters concerning corporate governance and directorship practices. The Nominating and Corporate Governance Committee also identifies and evaluates nominees for director according to the guidelines stated in its charter, and will consider director candidates recommended by shareholders on the same terms. Except as described below, given evolving needs and challenges of the Company, the Committee does not believe it is appropriate to specify criteria for directors, but rather believes that appropriate candidates should show evidence of leadership in their particular field, have the interest and ability to devote sufficient time to carrying out their respective duties and responsibilities, and that the Board as a whole should have diversity of experience (which may, at any one or more times, include differences with respect to personal, educational or professional experience, gender, ethnicity, geographic origin and location, and age) and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. Pursuant to our Bylaws, except for persons who hold shares entitled to ten percent or more of the voting power of the Company, no person shall be eligible for nomination or renomination to the Board after such person has reached the age of 72. In selecting directors or director candidates, the Board generally seeks a combination of active or former senior officers of businesses, academics and entrepreneurs whose backgrounds are relevant to the Company’s mission, strategy, operations and other perceived needs.

The Nominating and Corporate Governance Committee held four meetings during 2014.

The Compensation Committee.    The Compensation Committee consists of Mr. Agadi as Chairman and Messrs. Crawford, Edwards and Ogburn as members. The Board of Directors has determined that all members of the Compensation Committee are independent under the NYSE listing standards. The Compensation Committee has adopted a written charter, approved by the Board of Directors. The Compensation Committee formulates and approves the salary, equity compensation awards and other compensation payable to the Chief Executive Officer and, upon recommendation of the Chief Executive Officer, salaries, equity compensation awards and other compensation for all other officers of the Company. This Committee held eight meetings in 2014. For additional information about the Compensation Committee’s processes and its role, as well as the role of executive officers and compensation consultants in determining executive officer compensation, see “Compensation Discussion and Analysis” below.

Executive Sessions of Non-Employee Directors

Non-employee and independent directors are required to meet regularly without management participation. During 2014, there were six meetings of non-employee and independent directors. Mr. Ogburn, as Non-Executive Chairman of the Board, presides at these meetings.

Meetings of the Board of Directors and Board Attendance

During 2014, the Board of Directors held ten meetings. Each of the Company’s directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board of Directors and any committees thereof of which such director was a member (during the period that he or she served). The Company encourages all directors to attend each annual meeting. The Company also holds a full Board meeting the same day as the annual meeting to further encourage all directors to attend the annual meeting. Other than Mr. Edwards, all director nominees who were serving on the Board at the time attended the 2014 annual meeting.

Corporate Governance Guidelines, Committee Charters and Code of Business Conduct

The Company’s Corporate Governance Guidelines, board committee charters, and Code of Business Conduct and Ethics are available on its website at www.crawfordandcompany.com under “Corporate Governance,” located under the tab “About Us,” and are also available without charge in print to any shareholder who makes a request by writing to Corporate Secretary, Legal Department, Crawford & Company, P.O. Box 5047, Atlanta, Georgia 30302.

Leadership Structure

The Chairman of the Board presides at all meetings of the Board and the shareholders, and exercises such other powers and duties as the Board may assign him. Generally, the Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable and unique knowledge of the challenges and opportunities the Company faces, and therefore are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and executives to meet those needs. As a result, the Company believes that the decision as to who should serve as Chairman and as President and Chief Executive Officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances.

Mr. Ogburn has served as a member of the Board since February 2009 and as Non-Executive Chairman of the Board since January 1, 2010. The Board currently believes that, based on the skills and responsibilities of the various Board members and management, and the current general economic, business and competitive environment, separation of the chairman and chief executive officer roles remains appropriate, as it enhances (i) appropriate oversight of management by the Board, (ii) Board independence, (iii) the accountability to our shareholders by the Board and (iv) our overall leadership structure. Furthermore, the Board believes that maintenance of separation of the chairman function from that of the chief executive officer currently allows the chief executive officer to properly focus on managing the business, rather than requiring a significant portion of his efforts to be spent on also overseeing Board matters.

Risk Management

The Company takes a comprehensive approach to risk management and seeks to include risk management principles in all of its management processes. This comprehensive approach is reflected in the reporting processes pursuant to which management provides information to the Board to support the Board’s role in oversight, approval and decision-making.

The Board maintains oversight responsibility for the management of the Company’s risks, and closely monitors the information it receives from management to provide oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate levels of risk taking within the business.

Our Board also periodically reviews the Company’s enterprise risk management (ERM) program to ensure that an appropriate ERM process is in place. This review includes a discussion of the major risk exposures identified by senior management, the key strategic plan assumptions considered during the assessment, and steps implemented to monitor and mitigate such exposures on an ongoing basis.

In addition to these reviews, our executives with responsibility for various business functions provide the Board and its committees with periodic updates regarding the Company’s strategies and objectives, and the risks inherent thereto. Members of management most knowledgeable of relevant issues attend and present at Board meetings to provide additional insight into items being discussed, including risk exposures. In addition, our directors have access to Company management at all times and at all levels to discuss any matters of interest, including those related to risk. The Board and its committees call special meetings from time to time as appropriate to address specific issues.

The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees. Each committee reports to the Board of Directors at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.

The Audit Committee oversees the integrity of our financial statements, risks related to our financial reporting process and internal controls, the internal audit function, the independent auditor’s qualifications, independence and performance, and the Company’s corporate finance matters, including its capital structure. The Audit Committee provides oversight with respect to the Company’s risk management process, including, as required by the NYSE, discussing with management the Company’s significant financial risk exposures, steps management has taken to monitor, control and report such exposures, and our policies with respect to risk assessment and risk management.

Our Compensation Committee is primarily responsible for the design and oversight of the Company’s executive compensation policies, plans and practices. A key objective of the Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its shareholders, while seeking to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. The Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees.

The Nominating and Corporate Governance Committee oversees risks related to our corporate governance, including Board and director performance, director succession and the Company’s Corporate Governance Guidelines and other governance documents.

Director Compensation

Each non-employee member of the Board was entitled to receive an aggregate of $85,000 in cash and stock for annual service to the Company in 2014. The $40,000 cash portion of the compensation was paid quarterly in $10,000 increments. The remainder of such compensation was paid in restricted shares of the Company’s Class A Common Stock. These restricted share grants vested in full on December 31, 2014. In addition to the foregoing, each non-employee director was entitled to receive $1,500 for each Board or committee meeting attended. Further, the Chairmen of the Board and the Audit Committee were also each entitled to a retainer of

$3,000 per quarter, and the Chairmen of each of the Executive, Compensation, and Nominating and Corporate Governance Committees were also entitled to a retainer of $2,500 per quarter. The Chairman of the Board was also entitled to receive $90,000 in restricted shares of Class A Common Stock, paid in quarterly increments. These quarterly restricted share grants vested in full on December 31, 2014. Directors who also serve as employees of the Company do not receive separate compensation for their service to the Board.

The following table provides compensation information for the year ended December 31, 2014 for each individual who served as a non-employee member of our Board of Directors during 2014. See “Summary Compensation Table” for information relating to Mr. Bowman’s compensation.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Stock Option Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation	Total
Harsha V. Agadi (3)	$74,000	$45,756	—	$832	—	$120,588
P. George Benson	68,000	45,756	—	—	—	113,756
Jesse C. Crawford	90,500	45,756	—	—	—	136,256
Roger A. S. Day	59,500	45,756	—	—	—	105,256
James D. Edwards	85,000	45,756	—	1,370	—	132,126
Russel L. Honoré (4)	58,000	45,756	—	—	—	103,756
Joia M. Johnson	55,000	45,756	—	—	—	100,756
Charles H. Ogburn	81,000	136,014	—	—	—	217,014

(1)

Represents the grant date fair value of awards calculated in accordance with Accounting Standards Codification Topic 718 “Compensation — Stock Compensation” (“ASC 718”). See Note 11 of the consolidated financial statements in Item 8 of the Company’s Annual Report regarding assumptions underlying the valuation of equity awards. The stock awards were made pursuant to the terms of the Company’s Non-Employee Director Stock Plan. At December 31, 2014, the aggregate number of stock option awards outstanding for each non-employee director was as follows: Dr. Benson 36,000; Mr. Crawford 24,000; and Mr. Edwards 39,000.

(2)	Preferential earnings from the Crawford & Company Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”).

(3)	Mr. Agadi elected to defer his cash compensation payable during 2014 pursuant to the terms of the Company’s Deferred Compensation Plan.

(4)	Not standing for reelection at the Annual Meeting.

Stock Ownership Guidelines for Non-Employee Directors

The Compensation Committee has approved stock ownership guidelines with specified equity ownership targets for non-employee members of our Board. Non-employee Board members are required to own shares in the Company equal in value to their annual cash retainer (currently $40,000). All of the non-employee members of the Board are in compliance with the applicable ownership targets.

Communications with our Board and Shareholder Nominees

Individuals may communicate with our Board by sending a letter to Board of Directors, Crawford & Company, P.O. Box 4632, Atlanta, Georgia 30302. Your letter will be shared with all members of our Board and may, at the discretion of our Board, be shared with Company management, unless your letter requests otherwise. Communications that are specifically intended for non-employee directors should be addressed to “Chairman of the Board,” Board of Directors, Crawford & Company at this same address.

Any shareholder who certifies that he or she is the continuous record owner of at least one percent (1%) of either class of common stock of the Company for at least one year prior to the submission of a candidate for director and who provides a written statement that he or she intends to continue ownership of the shares through the date of the applicable annual meeting of shareholders may submit a nomination for director. The candidate must meet the qualifications stated in the Company’s by-laws and the submission must be made to the Nominating and Corporate Governance Committee at P. O. Box 4632, Atlanta, Georgia 30302, no more than 180 days and no less than 120 days prior to the anniversary date of this Proxy Statement. The Nominating and Corporate Governance Committee will review all candidates submitted by shareholders for consideration as director nominees pursuant to its general practices and the guidelines stated in its charter and the Company’s Corporate Governance Guidelines before determining whether to submit any nominee to the full Board for consideration.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of our compensation philosophy, objectives, policies and practices are focused primarily on our executive officers, with additional detail provided for our CEO, CFO and the other three most highly-compensated executive officers, as determined in accordance with applicable SEC rules and as set out in the “Summary Compensation Table” below, whom we collectively refer to as our “named executive officers.”

Overview

The fundamental philosophy of the Compensation Committee with respect to executive compensation is to ensure that our compensation programs will enable us to attract and retain key executives critical to our long-term success, through the establishment of a performance-oriented environment that rewards the achievement of both short- and long-term strategic management goals, with the attendant enhancement of shareholder value. This philosophy is implemented through the core principles of “pay for performance” and aligning management’s interests with our shareholders’ interests to support long-term value creation and to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. As a result, a significant portion of our executive officers’ compensation opportunity is “at-risk pay” with actual payments dependent upon Company and individual performance. The Compensation Committee regularly reviews our compensation programs to ensure continued alignment with the underlying philosophy and principles, and makes adjustments as appropriate to accomplish these objectives.

For 2014, the Compensation Committee worked with its independent compensation consultant, described in more detail below, to develop and analyze comparative data on executive compensation with a goal of setting and maintaining total executive compensation at levels competitive to compensation paid to executives in similar positions within our comparator companies (described below). However, in determining this level, the Compensation Committee acknowledged that, as a result of the significant at-risk components of compensation described in more detail elsewhere in this discussion and analysis, actual payouts may be significantly above or below this level based on actual performance when compared to target performance.

In executing its role with respect to compensation matters, the Compensation Committee considers a variety of factors, including recommendations from senior executive officers and any compensation consultants, both described below, the recent historical and expected performance of the individual executive officer, the Company’s historical financial results and shareholder return, cumulative compensation history (to the extent that it impacts pay receivable currently and in the future), internal pay equity and the appropriate level of risk-taking, all as described below.

Elements of Compensation

In 2014, there were generally three key elements in the Company’s executive compensation program: (1) base salary, (2) an annual cash incentive opportunity and (3) equity incentive awards, including a long-term performance-based equity incentive opportunity. As described below, in some instances and for some executives, other types of compensation can form the basis for a substantial portion of overall potential compensation; in such instances, the Compensation Committee adjusts these key elements for such persons in light of their overall potential compensation.

The Compensation Committee views base salary as a set reward for individual job performance and merit, which is benchmarked to the individual’s responsibility, talent and expertise, and is set at a level to provide an appropriate amount of financial certainty. Annual cash incentives are designed to incentivize toward, and reward achievement of, specified goals typically set and measured on an annual basis, and to provide market competitive total cash compensation when target level goals are met, on a Company-wide or business unit level, as applicable. Annual cash incentives are also designed to pay meaningful cash awards when actual results meet or exceed target results. Long-term incentives are designed to balance the short-term nature of other components of compensation, to reward delivery of shareholder value and to encourage employee retention. Both annual and long-term incentive opportunities are considered at-risk pay.

All other compensation generally consists of: amounts payable under other of the Company’s health and welfare benefit plans generally available to employees; benefits based on market competitive factors applicable to executives; and, for Mr. Isaac, commission payments based on attributable revenues in accordance with his employment agreement.

The Compensation Committee generally does not, and in 2014 did not, follow a precise formula for allocating between these key elements of compensation to our executive officers. Each element of compensation operates independently of the other and is designed to motivate towards, and reward, a different component of behaviors and results, thus the Compensation Committee does not believe it is appropriate that payment (or lack thereof) of one element in any period generally should impact payment of any other elements. However, the Compensation Committee reviews information that compares each element of compensation, both separately and in the aggregate, to amounts paid for positions with similar duties and responsibilities at comparable or peer group companies, and believes it appropriate to target each element of compensation near the median, or midpoint, of compensation paid by such companies.

Percentage allocations of all compensation between base salary, annual incentive award opportunities (granted under our Short-Term Incentive Plan, or “STIP”) and long-term incentive award opportunities (granted pursuant to our Long-Term Incentive Plan or “LTIP”) at the target payout level (as described in more detail below) for our named executive officers for 2014 are set out in the tables below. As discussed below, Mr. Isaac does not participate in the STIP and the annual cash incentive compensation payable to him is pursuant to the terms of his employment agreement. The LTIP amounts are based on the per share closing price of the Company’s Class A Common Stock on the NYSE on December 31, 2014 of $8.57. As described in more detail below, a substantial portion of Mr. Isaac’s compensation is derived from commission payments, and his overall compensation opportunity is adjusted to reflect this fact. The percentage allocations below do not take into account any amounts set forth in the “All Other Compensation” column of the “Summary Compensation Table,” below.

	Base Salary	STIP	LTIP
Mr. Bowman	33.6%	26.9%	39.5%
Mr. Swain	35.0	20.1	44.9
Mr. Muress	48.8	28.0	23.2
Mr. Isaac	53.6	36.9	9.5
Mr. Nelson	35.9	20.6	43.4

Role of the Compensation Committee and Administration of Compensation

The role of the Compensation Committee, among other responsibilities, is to:

•

annually review the Company’s goals and objectives relative to CEO and other executive officer compensation, including, as the Compensation Committee deems appropriate, consideration of the Company’s performance and relative shareholder return, the value and construct of compensation packages for comparable officers at comparable companies and the cash and other compensation paid to the Company’s executive officers in past years;

•

annually review, evaluate and update, as appropriate, the components of the Company’s executive compensation programs in view of those goals and objectives, and set compensation levels for the Company’s executive officers;

•

annually evaluate the CEO’s and the other executives’ performance in light of established goals and objectives, and approve compensation to be paid with respect to such performance, including certifying the degree of achievement of performance goals under the terms of performance-based compensation programs;

•	review and approve the adoption, terms and operation of the Company’s compensation plans for executives, including incentive compensation plans and equity-based plans; and

•

in light of the foregoing, consider and grant bonuses, stock options, performance share units, restricted stock and other discretionary awards, as appropriate, under the Company’s incentive compensation and equity-based plans.

As noted above, the Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company executives, including our named executive officers.

Role of Certain Senior Executive Officers in Executive Compensation Matters

Our executive officers also play an important role with respect to the setting and determination of the annual cash portion of executive compensation, including base salary and any annual cash incentive compensation opportunities. Certain of the Company’s most senior executive officers make recommendations to our Compensation Committee with respect to the setting of performance goals for executive officers under our incentive compensation plans and the assessment of the individual performance of other executive officers who are direct reports to such officers. As a result of regular interaction, the Compensation Committee believes these senior executive officers are best able to provide appropriate personal insight as to the performance of their direct reports as well as overall performance trends of executives of the Company. Our Compensation Committee relies, in part, on this information in connection with its overall assessment as to the adequacy and appropriateness of executive compensation as well as the compensation programs of the Company as a whole. Our Compensation Committee has the discretion to consider any such recommendations when determining overall executive compensation.

Role of Shareholder Say-on-Pay Votes and Related Considerations

The Company believes it is important to obtain the input of shareholders with respect to the overall compensation of our named executive officers. To that end, we provide shareholders an opportunity to have an advisory vote on executive compensation (the “say-on-pay vote”) every two years. We believe every other year is the appropriate timing for this vote because a significant portion of our named executive officers’ compensation opportunity is at risk over a multi-year performance period. Full implementation and execution of our compensation philosophy and programs, and evidence thereof, is often a multi-year process. A vote every two years helps ensure proper visibility into our long term results and creation of shareholder value, and associated compensation. In addition, it helps reduce the possibility of irregular or anomalous results in any one year that may unduly impact the amount of compensation paid and, consequently, the results of a vote on such compensation.

At our 2013 Annual Meeting, approximately 99.4% of the votes cast in the say-on-pay vote were voted in favor of the compensation of our named executive officers. The Compensation Committee believes this favorable vote affirms our shareholders’ support of its approach to executive compensation and, as a result, the Compensation Committee has not made material changes to the implementation of our executive compensation philosophy. At the Annual Meeting, we are again giving our shareholders the opportunity to vote, on an advisory basis, on the compensation paid to our executive officers. For additional information on this vote, see “Proposal 2 – Advisory Vote on Approval of Executive Compensation.”

In addition to consideration given to the results of the say-on-pay vote, at various times through the year the Compensation Committee considers direct and indirect input from shareholders and other stakeholders, and more general developments in executive compensation principles, in the further development and implementation of the Company’s executive compensation philosophy, policies and practices.

Compensation Consultants

The Compensation Committee’s charter provides for the Compensation Committee to retain and terminate, in its discretion, any compensation consultant which assists in the evaluation of director, CEO or other executive compensation. The Compensation Committee has the sole authority to select such consultant and to approve the consultant’s fees and other retention terms. In 2014, the Compensation Committee engaged Pay Governance, LLC to advise it on executive and general compensation matters for the Company, including the design of short-

and long-term incentive compensation alternatives. Pay Governance, LLC does not have a relationship with, nor did it provide any services to, the Company other than the engagement by the Compensation Committee and, as a result, the Compensation Committee concluded that the work of Pay Governance, LLC did not raise any conflicts of interest that are required to be disclosed.

Benchmarking

For purposes of determining 2014 compensation levels and opportunities, compensation of the Company’s executive officers was benchmarked against compensation paid for similar positions at a selected comparator group of the Company. Due to the limited number of direct competitors of the Company that are both publicly traded and in a similar line of business, a comparator group developed from the insurance and professional services industries and with the input of the Compensation Committee’s consultant, was used, consistent with prior years.

The comparator group was as follows:

Robert Half International, Inc.

Arthur J Gallagher & Company

Stewart Information Services Corporation

FTI Consulting, Inc.

Verisk Analytics, Inc.

FBL Financial Group, Inc.

Brown & Brown, Inc.

Meadowbrook Insurance Group, Inc.

Huron Consulting Group, Inc.

Compensation and Risk Management

The Compensation Committee does not believe that our executive compensation philosophy, executed through the principles of pay for performance and aligning management and shareholder interests, encourages excessive or unnecessary risk-taking. By dividing our executives’ compensation into three key elements, or otherwise adjusting compensation opportunities based on contractually mandated payout opportunities, the Compensation Committee believes it appropriately weights the performance-based compensation our executives may earn between short-term and long-term goals. Additionally, both short-term and long-term incentive compensation award opportunities are capped at a set percentage of an executive’s applicable target award, affording protection against disproportionately large incentives. Our long-term equity compensation is payable in shares of the Company’s Class A Common Stock, and the Compensation Committee may provide that such awards are both earned and vested over time. We believe multiple-year performance goals coupled with time-based vesting for equity awards further encourages our executives’ sustained focus on the long-term performance of the Company.

The Compensation Committee has also set executive stock ownership guidelines with specified equity ownership targets for certain Board-elected officers. The CEO is required to own shares of stock of the Company equal in value to three times his annual base salary. Executive vice presidents (which includes the remainder of our named executive officers) are required to own shares of stock of the Company equal in value to two times their annual base salary. All of our named executive officers are in compliance with the applicable ownership requirements. Should an executive fail to meet or show sustained progress toward meeting the applicable ownership requirement, such failure may result in any one or more of the following: a reduction or elimination in any future long-term or other equity incentive awards that such person may otherwise have been entitled to receive; an obligation to use the net after-tax proceeds of any cash incentive award paid by the Company to purchase shares of the Company’s stock; or a requirement that any cash incentive award to which such individual would otherwise be entitled be paid solely in shares of the Company’s stock.

The Compensation Committee believes long-term incentives, when coupled with our executive stock ownership guidelines, promote appropriate alignment of our executives’ interests with those of the Company’s shareholders.

Base Salary Compensation

For certain executive officers, including the named executive officers, the Company deemed it appropriate to enter into written employment arrangements with such persons. These employment arrangements typically provide for, among other things, a minimum base salary, which was determined based on, among other things, negotiations with the applicable person and the Compensation Committee’s overall compensation philosophy discussed above, at the time of hire or the entry into such agreement, as applicable.

The Compensation Committee re-evaluates the base salary of the CEO on an annual basis. The Compensation Committee also performs an assessment of the personal performance of the CEO during the preceding year and external circumstances which may have impacted that performance which were not within the control of the Company or the CEO. For both establishing and re-evaluating the base salary of the CEO, the Compensation Committee also looks at market conditions, both within the Company’s industry peer group and otherwise, including competitive market data to see how the CEO’s pay level compares to that of CEOs at other companies. As a part of its analysis of our executive compensation, the Compensation Committee concluded that the CEO would not receive a salary increase in 2014. Based on similar analysis, the CEO, in consultation with the Compensation Committee, concluded that Messrs. Swain, Isaac and Nelson would not receive salary increases in 2014. In establishing the actual base salary for Mr. Muress, the CEO considered total compensation, scope of responsibilities, and the competitive marketplace. Based on this analysis, Mr. Muress received a base salary increase in 2014.

Annual Cash Incentive Compensation

Annual cash incentive awards are intended to align our annual performance and results with the compensation paid to the persons who are most responsible for such performance, and to motivate and reward achievement of operational and strategic business goals. For 2014, the Compensation Committee approved target awards, granted under the STIP, a component of the Crawford & Company 2007 Management Team Incentive Compensation Plan (the “Management Team Incentive Compensation Plan”), for our executive officers, including all of our named executives, other than Mr. Isaac. In light of the incentive compensation provisions in Mr. Isaac’s employment agreement, the Compensation Committee determined it was not appropriate for Mr. Isaac to also participate in the STIP.

Under the STIP, each participating executive officer is provided advance goals that can, from year to year, include corporate, segment and individual targets, weighted appropriately for the executive’s position in the Company. Due to the Company’s significant international operations and the fact that it reports its consolidated financial results in U.S. dollars, annual performance metrics are adjusted to eliminate the impact of any movements in exchange rates so that individuals do not benefit from or are not negatively impacted by the movement in exchange rates. Accordingly, the actual results disclosed in this discussion may not agree to our published results. Final payments pursuant to the STIP are at the discretion of the Compensation Committee.

For 2014, the Compensation Committee selected for the basis of award opportunities performance under the following metrics, which are used by management from time to time to evaluate and analyze results and the impact on the Company of strategic decision making, and which the Compensation Committee considered as important to the Company and representative of the Company’s success in operational and performance improvements:

Metric	Weight
Revenue	30%
Operating Earnings	25
Operating Margin	25
DSO (1)	20

(1)	Workdays outstanding in total billed and unbilled accounts receivable.

For each of Messrs. Bowman, Swain and Nelson, award opportunities were allocated for each of these metrics as follows:

Performance Metric	Percentage of Award Opportunity
Corporate-Wide	20%
Americas Segment	20
EMEA/AP Segment	20
Broadspire Segment	20
US P&C Division	15

In addition, 5% of the total STIP award opportunity was allocated to the achievement of certain personal performance metrics, as described below.

Based upon his level of seniority in the Company and his specific oversight responsibilities, for 2014 the Compensation Committee determined that it was appropriate that the STIP opportunity for Mr. Muress be allocated as follows:

Performance Metric	Percentage of Award Opportunity
Corporate-Wide	15%
EMEA/AP Segment	30
UK Division	20
CEMEA Division	15
AP Division	10

Mr. Muress also had 10% of his total STIP award opportunity allocated to the achievement of certain personal performance metrics, as described below.

The personal performance component of the STIP award opportunity was based on certain individual performance considerations generally aligned with each individual’s overall responsibilities and taken into account in the course of making overall compensation decisions.

The Compensation Committee set threshold, target and maximum award opportunities (as a percentage of base salary) based on achievement of each metric after taking into account market-competitive factors and any contractually mandated payout levels contained in applicable employment agreements. Target goals were derived from the Company’s 2014 internal operating plan. The STIP award opportunities (set out as a percentage of each named executive officer’s 2014 base salary) were as set out below:

	Threshold Award (as a percentage of salary)	Target Award (as a percentage of salary)	Maximum Award (as a percentage of salary)
Mr. Bowman	0%	80.0%	160.0%
Mr. Swain	0	57.5	115.0
Mr. Muress	0	57.5	115.0
Mr. Nelson	0	57.5	115.0

Threshold and maximum goals (other than for personal performance) were set at the percentages of the target level as set forth in the chart below. The percentages are applicable to all segments and divisions.

	Threshold Goal (as a percentage of Target)	Maximum Goal (as a percentage of Target)
Revenue	95%	110%
Operating Earnings	95	125
Operating Margin	95	135
DSO	95	110

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the corporate-wide metrics in 2014. The corporate-wide metrics do not include the results of our Legal Settlement Administration Segment.

Corporate	Threshold	Target	Maximum	Actual
Revenue	$933,125,000	$982,237,000	$1,080,461,000	$971,491,000
Operating Earnings	$73,949,000	$77,841,000	$97,301,000	$50,133,000
Operating Margin	7.5%	7.9%	10.7%	5.2%

DSO	56.2 days or less	53.5 days or less	48.2 days or less	55.6 days

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the Americas segment metrics in 2014.

Americas	Threshold	Target	Maximum	Actual
Revenue	$348,538,000	$366,882,000	$403,570,000	$367,530,000
Operating Earnings	$35,038,000	$36,882,000	$46,103,000	$24,376,000
Operating Margin	9.6%	10.1%	11.1%	6.6%

DSO	57.8 days or less	55.0 days or less	49.5 days or less	51.7 days

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the EMEA/AP segment metrics in 2014.

EMEA/AP	Threshold	Target	Maximum	Actual
Revenue	$328,963,000	$346,277,000	$380,905,000	$335,003,000
Operating Earnings	$28,770,000	$30,284,000	$37,855,000	$19,424,000
Operating Margin	6.0%	6.3%	8.5%	5.8%

DSO	81.9 days or less	78.0 days or less	70.2 days or less	82.7 days

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the Broadspire segment metrics in 2014.

Broadspire	Threshold	Target	Maximum	Actual
Revenue	$255,624,000	$269,078,000	$295,986,000	$268,958,000
Operating Earnings	$15,987,000	$30,284,000	$37,855,000	$15,537,000
Operating Margin	6.0%	6.3%	8.5%	5.8%

DSO	18.4 days or less	17.5 days or less	15.8 days or less	14.0 days

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the US P&C Division metrics in 2014. The US P&C Division metrics do not include the results of our Contractor Connection division.

US P&C	Threshold	Target	Maximum	Actual
Revenue	$158,749,000	$167,104,000	$183,814,000	$162,298,000
Operating Earnings	$2,383,000	$5,000,000	$6,250,000	$(4,851,000)
Operating Margin	1.4%	3.0%	4.1%	(3.0)%

DSO	48.3 days or less	46.0 days or less	41.4 days or less	42.1 days

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the UK division of the EMEA/AP segment metrics in 2014.

UK	Threshold	Target	Maximum	Actual
Revenue	$98,522,000	$103,707,000	$114,078,000	$109,039,000
Operating Earnings	$6,957,000	$7,323,000	$9,154,000	$9,780,000
Operating Margin	6.7%	7.1%	9.6%	9.0%

DSO	67.2 days or less	64.0 days or less	57.6 days or less	74.2 days

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the CEMEA division of the EMEA/AP segment metrics in 2014.

CEMEA	Threshold	Target	Maximum	Actual
Revenue	$101,039,000	$106,357,000	$116,993,000	$109,671,000
Operating Earnings	$7,303,000	$7,687,000	$9,609,000	$3,462,000
Operating Margin	6.8%	7.2%	9.7%	3.2%

DSO	84.0 days or less	80.0 days or less	72.0 days or less	74.9 days

The following table sets forth the threshold, target and maximum performance goals and actual performance, for each of the AP division of the EMEA/AP segment metrics in 2014.

AP	Threshold	Target	Maximum	Actual
Revenue	$102,130,000	$107,505,000	$118,256,000	$104,109,000
Operating Earnings	$11,934,000	$12,562,000	$15,703,000	$9,104,000
Operating Margin	11.1%	11.7%	12.9%	8.7%

DSO	94.5 days or less	90.0 days or less	81.0 days or less	101.0 days

STIP awards were deemed earned for a relevant metric only if actual performance exceeded the specified threshold level. If actual performance did not exceed the threshold level of any metric, no payout was made under that metric. If actual performance equaled target levels, participating executive officers were entitled to 100% of the target STIP award applicable to that metric. If actual performance for one or more metrics was between threshold and target levels, or target and maximum levels, the participating executive officers were entitled to a ratable portion of the STIP award based upon linear formulas.

The personal performance component of the STIP was measured on a scale of 1-5. The STIP award related to personal performance was deemed payable at the target level if the executive received an average rating of 3 or higher on all metrics, and any overall STIP award payable based on personal performance was prorated based on the executive’s overall average personal performance rating divided by 5. For the personal performance metric, the target was 60% of the maximum amount payable. Mr. Bowman’s personal performance rating was determined by the Board, in its discretion. For all other named executive officers, personal performance rating was determined by Mr. Bowman, in his discretion.

In addition to the metrics outlined above, for any STIP payments to be made, the Company was required to achieve at least 80% of the target corporate operating earnings ($62,272,800). Based on 2014 results, Messrs. Bowman, Swain, Muress and Nelson did not receive STIP payouts for 2014.

For 2014, Mr. Isaac’s annual incentive compensation opportunity was determined pursuant to the terms of his employment agreement. Under the terms of the agreement, Mr. Isaac’s annual incentive compensation is determined by comparing the pre-tax income of GCG in the relevant performance year to the average annual pre-tax income of GCG in the preceding five years. No amount is payable if there has been less than 10% growth in pre-tax income. If pre-tax income grows by at least 10%, Mr. Isaac is entitled to a payment of $250,000; if pre-tax income grows by at least 15%, Mr. Isaac is entitled to a payment of $500,000; and if pre-tax income grows by at least 20%, Mr. Isaac is entitled to a payment of $750,000. In 2014, applying the formula in the employment agreement, Mr. Isaac earned $750,000.

Long-Term Incentive Compensation

The Compensation Committee designed the Company’s long-term incentive compensation program with a goal of incentivizing management towards the long-term future success of the Company. For 2014, LTIP compensation for executive officers of the Company was awarded under the terms of the Company’s Executive Stock Bonus Plan and was payable in shares of the Company’s Class A Common Stock. With respect to certain senior executives (i.e., those potentially subject to Internal Revenue Code Section 162(m)), LTIP awards that are intended to be fully tax-deductible are also subject to the additional terms and conditions of the Management Team Incentive Compensation Plan. Final payments pursuant to LTIP awards are at the discretion of the Compensation Committee.

Under the terms of the LTIP, each executive officer was granted an award of performance share units that were eligible to be earned based on the cumulative adjusted earnings per share of the Company for the 2014-2016 calendar years. The Compensation Committee believes performance share units are an appropriate form of award and earnings per share is an appropriate metric because they are designed to motivate toward achievement of long-term business and performance goals and to align pay with long-term shareholder value. The performance goals for the LTIP targets were derived from the Company’s internal three year strategic plan.

If the Company’s 2014-2016 cumulative adjusted earnings per share is at least $3.25, 50% of the award of performance share units will be earned. If the Company’s 2014-2016 cumulative adjusted earnings per share is at least $3.50, the “target” level, 100% of the award of performance share units will be earned. If the Company’s 2014-2016 cumulative adjusted earnings per share is $3.75 or greater, 150% of the award of performance share units will be earned. The percentage of performance share units earned will be adjusted ratably for cumulative adjusted earnings per share between $3.25 and $3.75. None of these performance share units will be earned for cumulative adjusted earnings per share of less than $3.25. For purposes of calculating the cumulative adjusted earnings per share, the Compensation Committee capped annual operating earnings of GCG at $30,000,000. Additionally, for purposes of calculation of cumulative earnings for the 2014-2016 period, adjusted net income attributable to the Company’s shareholders is divided by the sum of Class A and Class B weighted average shares outstanding, used to compute diluted earnings per share. All earned shares vest on December 31, 2016.

Each executive officer was also granted similar awards of performance share units under the terms of the LTIP that were eligible to be earned based on the cumulative adjusted earnings per share of the Company for each of the 2012-2014 and 2013-2015 calendar year periods.

For the 2012-2014 period, the performance threshold for the Company’s cumulative adjusted earnings per share was $2.15. The threshold was not met, thus none of the performance share units for the 2012-2014 period were earned or paid.

For the 2013-2015 period, if the Company’s cumulative adjusted earnings per share during the period is at least $2.75, 50% of the award of performance share units will be earned. If the Company’s 2013-2015 cumulative adjusted earnings per share is at least $3.15, the “target” level, 100% of the award of performance share units will be earned. If the Company’s 2013-2015 cumulative adjusted earnings per share is $3.50 or greater, 150% of the award of performance share units will be earned. The percentage of performance share units earned will be adjusted ratably for cumulative adjusted earnings per share between $2.75 and $3.50. None of these performance share units will be earned for cumulative adjusted earnings per share of less than $2.75. For purposes of calculation of cumulative earnings for the 2013-2015 period, the net income attributable to the Company’s shareholders is divided by the sum of Class A and Class B weighted average shares outstanding, used to compute diluted earnings per share. All earned shares will vest on December 31, 2015.

Other Elements of Compensation

Based on market competitive and internal factors, the Compensation Committee believes that it is appropriate that our executive officers be eligible to participate in other compensation plans offered to our employees. Mr. Swain participates in a noncontributory qualified retirement plan that was frozen as of December 31, 2002. All U.S. based named executive officers are also eligible to participate in a qualified 401(k) plan and a nonqualified supplemental executive retirement plan. Our executive officers are also offered the opportunity to participate in a similar nonqualified deferred compensation plan. Benefits under the qualified and nonqualified retirement plans are not directly tied to Company performance. Based on market competitive factors, the Company also provides life insurance benefits, automobile allowances and reimbursement of club dues for certain of our executives, including the named executive officers, as noted in the Summary Compensation Table, below. The named executive officers are each a party to employment arrangements that provide severance and change-in-control protection.

Impact of Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) provides that annual compensation in excess of $1 million paid to certain executive officers is not tax deductible for the Company unless it is performance-based. It is the policy of the Compensation Committee to have incentive compensation for the Company’s named executive officers qualify for full tax deductibility for the Company to the extent feasible and consistent with our overall compensation philosophy. The Company’s Management Team Incentive Compensation Plan is designed to allow the Compensation Committee to structure short-term incentive compensation (annual incentive awards) and long-term incentive compensation (equity-based awards) under that plan so that the resulting compensation will be qualified “performance-based compensation” eligible for deductibility without limitation under Code Section 162(m). However, the Compensation Committee retains the discretion to pay appropriate compensation, even if it may result in the non-deductibility of certain amounts under federal tax law.

Summary of Cash and Certain Other Compensation

The following tables provide information concerning compensation paid to, or accrued by the Company for, our named executive officers at December 31, 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(2)	All Other Compen- sation ($)(3)	Total ($)
J.T. Bowman	2014	$730,000	—	$686,000	$—	$—	$8,513	$110,861	$1,535,374
President and Chief	2013	730,000	—	472,000	135,408	318,694	1,209	110,792	1,768,103
Executive Officer	2012	730,000	—	369,000	—	345,891	6,635	108,136	1,559,662
W.B. Swain	2014	400,000	—	411,600	—	—	45,074	23,252	879,926
Executive Vice	2013	400,000	—	283,200	101,556	127,460	1,413	23,602	937,231
President – Chief	2012	400,000	—	221,400	—	138,958	47,486	32,334	840,178
Financial Officer
I.V. Muress (4)	2014	719,922	—	274,400	—	—	—	92,515	1,086,837
Executive Vice	2013	642,339	—	188,800	101,556	140,921	—	82,939	1,156,555
President; Chief Executive Officer – EMEA/A-P	2012	652,926	—	104,412	—	352,417	—	83,360	1,193,115
D.A. Isaac	2014	725,000	—	102,900	—	750,000	—	5,644,064	7,221,964
Executive Vice	2013	712,500	—	70,800	67,704	750,000	—	7,626,047	9,227,051
President; Chief Executive Officer – The Garden City Group, Inc.	2012	700,000	—	55,350	—	750,000	—	7,296,846	8,802,196
A.W. Nelson	2014	425,000	—	411,600	—	—	1,106	18,924	856,630
Executive Vice	2013	425,000	—	283,200	67,704	135,184	160	18,043	929,291
President – General Counsel; Corporate Secretary and Chief Administrative Officer	2012	425,000	—	221,400	—	146,878	832	21,414	815,524

(1)

The values of equity-based awards in this column represent the grant date fair value of the awards in accordance with ASC 718. However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture. See Note 11 of the consolidated financial statements in Item 8 of the Company’s Annual Report regarding assumptions underlying the valuation of equity awards.

(2)	For 2014, represents preferential earnings from the Deferred Compensation Plan. The actuarial present value of Mr. Swain’s accumulated pension benefits increased by $35,801 in 2014.

(3)

Represents the following amounts for 2014: (i) Mr. Bowman: a $11,666 Company contribution to the Crawford & Company Savings and Investment Plan (the “401(k) Plan”); a $75,000 Company contribution to the Deferred Compensation Plan; a $14,400 automobile allowance; $2,221 in country club dues; and a $7,574 premium payment on term life insurance; (ii) Mr. Swain: a $11,666 Company contribution to the 401(k) Plan; a $9,240 Company contribution to the Deferred Compensation Plan; $2,035 in country club dues; a $34 gift; and a $276 premium payment on term life insurance; (iii) Mr. Muress: a $71,651 Company contribution to the Company’s U.K. pension fund and a $20,864 automobile allowance; (iv) Mr. Isaac: $5,621,664 in commissions paid pursuant to his employment agreement, and as described in more detail below under “Employment and Change-in-Control Arrangements;” a $10,400 Company contribution to the

Garden City Group LLC 401(k) Savings Plan; and a $12,000 automobile allowance; and (v) Mr. Nelson: a $6,885 Company contribution to the 401(k) Plan; a $8,105 Company contribution to the Deferred Compensation Plan; $3,624 in country club dues; a $34 gift; and a $276 premium payment on term life insurance.

(4)

Compensation for Mr. Muress is paid in British pounds sterling and converted to U.S. dollars using the average exchange rate in effect for each particular year. Amounts are determined based on payments in the fiscal year of the Company, and not the fiscal year of the Company’s international subsidiaries, which may differ from the fiscal year of the Company.

Grant of Plan-Based Awards

The Company maintains the Executive Stock Bonus Plan under which awards of performance share units, restricted stock or stock options may be granted to specified employees of the Company. Non-equity incentive plan cash awards are paid pursuant to the Company’s STIP. The following table sets forth certain information with respect to awards granted during or for the fiscal year ended December 31, 2014 to each of our named executive officers. All equity awards are payable in shares of Class A Common Stock.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)	Grant Date Fair Value of Stock and Option Awards
Name and Position	Grant Date	Minimum ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. T. Bowman	2/21/14	$—	$—	$—	50,000	100,000	150,000	—	—	$686,000
J. T. Bowman (1)	2/21/14	—	584,000	1,138,800	—	—	—	—	—	—
W. B. Swain	2/21/14	—	—	—	30,000	60,000	90,000	—	—	411,600
W. B. Swain (1)	2/21/14	—	230,000	448,500	—	—	—	—	—	—
I. V. Muress	2/21/14	—	—	—	20,000	40,000	60,000	—	—	274,400
I. V. Muress (1)	2/21/14	—	413,955	827,910	—	—	—	—	—	—
D. A. Isaac	2/21/14	—	—	—	7,500	15,000	22,500	—	—	102,900
D. A. Isaac (3)	—	250,000	500,000	750,000	—	—	—	—	—	—
A. W. Nelson	2/21/14	—	—	—	30,000	60,000	90,000	—	—	411,600
A. W. Nelson (1)	2/21/14	—	244,375	476,531	—	—	—	—	—	—

(1)

For the named executive officers other than Mr. Isaac, amounts represent the potential payout of awards granted under the STIP. These awards were granted subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis — Annual Cash Incentive Compensation.” Actual amounts paid under the plan to the named executive officers are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)

Represents the potential number of performance share units payable under the LTIP. These awards are subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis — Long-Term Incentive Compensation.” The grant date fair value of awards granted under the plan to the named executive officers are reported in the Summary Compensation Table under the “Stock Awards” column.

(3)

Represents the potential payout of previously approved incentive awards in accordance with the terms of Mr. Isaac’s employment agreement. Actual amounts paid to Mr. Isaac are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Outstanding Equity Awards at December 31, 2014

The following table sets forth certain information with respect to the outstanding equity awards at December 31, 2014 for each of our named executive officers. All equity awards are payable in shares of Class A Common Stock.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards:: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
J. T. Bowman	—	48,776	—	$5.08	3/27/23	—	—	—		$—
	—	—	—	—	—	—	—	100,000	(1)	857,000
	—	—	—	—	—	—	—	100,000	(2)	857,000
W. B. Swain	—	36,582	—	5.08	3/27/23	—	—	—		—
	—	—	—	—	—	—	—	60,000	(1)	514,200
	—	—	—	—	—	—	—	60,000	(2)	514,200
I. V. Muress	18,018	36,582	—	5.08	3/27/23	—	—	—		—
	—	—	—	—	—	—	—	40,000	(1)	342,800
	—	—	—	—	—	—	—	40,000	(2)	342,800
D. A. Isaac	—	24,388	—	5.08	3/27/23	—	—	—		—
	—	—	—	—	—	—	—	15,000	(1)	128,550
	—	—	—	—	—	—	—	15,000	(2)	128,550
A. W. Nelson	—	24,388	—	5.08	3/27/23	—	—	—		—
	—	—	—	—	—	—	—	60,000	(1)	514,200
	—	—	—	—	—	—	—	60,000	(2)	514,200

(1)	Shares vest December 31, 2015, subject to satisfaction of specified cumulative performance targets for the 2013-2015 period.

(2)	Shares vest December 31, 2016, subject to satisfaction of specified cumulative performance targets for the 2014-2016 period.

(3)	Based on the per share closing price of the Company’s Class A Common Stock on the NYSE on December 31, 2014 of $8.57.

Option Exercises and Stock Vested

The following table provides information concerning stock awards vested during the most recent fiscal year with respect to the named executive officers. All such awards were exercised for shares of Class A Common Stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. T. Bowman	389,224	$1,412,942	—	—
W. B. Swain	18,018	76,937	—	—
I. V. Muress	—	—	—	—
D. A. Isaac	12,012	36,637	—	—
A. W. Nelson	12,012	55,375	—	—

Pension Benefits at December 31, 2014

The Company maintains a non-contributory retirement plan, the Crawford & Company Retirement Plan (the “Retirement Plan”), for the benefit of substantially all of the U.S. employees of the Company who were employed on or before December 31, 2002. The Retirement Plan provides for annual retirement benefits at a normal retirement age of 65 (the “Normal Retirement Age”) equal to 2% of the participant’s total compensation (as defined in the Retirement Plan) for all credited years of service under the Plan. The benefits are not affected by Social Security benefits payable to the participant; however, they are actuarially reduced for retirements before the Normal Retirement Age or if the retiree selects benefits other than an individual life-time annuity. Of our named executive officers, only Mr. Swain participates in the Retirement Plan, and he has 10 years of credited service under this plan. Effective December 31, 2002, accruals under the Retirement Plan were frozen. In place of the accruals under the now frozen Retirement Plan, the Company may make a discretionary contribution to the 401(k) Plan for eligible employees based on years of service, compensation and the Company’s financial results. The following table provides information concerning the pension benefits at December 31, 2014 with respect to the named executive officers.

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
J. T. Bowman		—	$—	—
W. B. Swain	Crawford & Company Retirement Plan	10	211,374	—
I. V. Muress		—	—	—
D. A. Isaac		—	—	—
A. W. Nelson		—	—	—

Nonqualified Deferred Compensation

The Company maintains an unfunded Supplemental Executive Retirement Plan (“SERP”) for certain executive officers to provide benefits that would otherwise be payable under the Retirement Plan and/or Defined Contribution Plan but for limitations placed on covered compensation and benefits thereunder pursuant to the Internal Revenue Code. The SERP currently allows the Company, if it elects to make a discretionary contribution to the Defined Contribution Plan for eligible employees, to also make an additional SERP service contribution to the Deferred Compensation Plan for participants in the SERP. The following table provides information concerning the nonqualified deferred compensation with respect to the named executive officers.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
J. T. Bowman	$—	$75,000	$24,428	$—	$559,769
W. B. Swain	65,492	9,890	26,609	29,111	548,042
I. V. Muress	—	—	—	—	—
D. A. Isaac	—	—	—	—	—
A. W. Nelson	—	8,556	3,174	—	71,340

(1)	These amounts were also included in “Salary” for 2014 in the Summary Compensation Table.

(2)	These amounts were also reported in “All Other Compensation” for 2014 in the Summary Compensation Table.

(3)

Of these balances, the following amounts were previously reported as compensation in summary compensation tables in previous years’ proxy statements: Mr. Bowman — $460,341, Mr. Swain — $475,162 and Mr. Nelson — $59,610. This information is provided to clarify the extent to which these balances represent previously reported compensation (rather than additional, currently earned compensation).

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

The Company has entered into agreements with the named executive officers that contain provisions regarding employment and payments upon a change in control. In addition, the Company maintains various benefit plans that provide for accelerated vesting in the event of a termination of employment, including in connection with a change in control. These agreements and plans are summarized below.

Employment and Severance Agreements

Mr. Bowman

Effective January 1, 2013, the Company entered into a restated employment agreement (the “Restated Agreement”) with Mr. Bowman, which replaced Mr. Bowman’s previous employment agreement with the Company, dated as of August 7, 2009. The Restated Agreement has an initial term through March 31, 2016, with automatic one-year extensions unless either party gives notice to the other on or before February 1 immediately prior to the applicable expiration date. The Restated Agreement provides for a minimum annual base salary of $730,000 and eligibility for an annual cash incentive award opportunity payable upon the achievement of performance objectives established by the Compensation Committee. The Restated Agreement also provides that Mr. Bowman is eligible to receive equity incentive awards under the Company’s incentive compensation plans, as well as to participate in the Company’s executive benefit program, including the provision of an automobile allowance and payment of life insurance premiums. The Restated Agreement also generally provides that Mr. Bowman is entitled to participate in benefit and incentive plans generally offered to the Company’s executive officers.

The Restated Agreement provides that on January 1 of each year that Mr. Bowman remains employed by the Company, the Company will make a contribution to Mr. Bowman’s account under the Deferred Compensation Plan that is equal to (i) the greater of (a) $75,000 or (b) 3.5% of Mr. Bowman’s cash compensation plus 2.5% of Mr. Bowman’s excess compensation (each as defined in the Deferred Compensation Plan) for such year, reduced by (ii) the lesser of the Company’s matching contributions to the Company’s 401(k) plan on his behalf or the limit on elective deferrals under the Internal Revenue Code.

Under the Restated Agreement, if Mr. Bowman terminates his employment for good reason (as defined in the agreement), or if the Company terminates his employment without cause (as defined in the agreement) or in connection with a change in control (as defined in the agreement), Mr. Bowman will be entitled to the following:

•	accrued compensation and benefits;

•	an amount equal to two times his base salary at termination;

•	a pro-rata portion of his annual incentive award opportunity based on actual performance;

•	reimbursement for group health plan costs for up to 18 months following termination; and

•	in the event Mr. Bowman terminates his employment for good reason, continued vesting of all outstanding equity awards in accordance with the terms of the plan pursuant to which they were issued.

If the Company terminates Mr. Bowman’s employment due to disability, Mr. Bowman will be entitled to the following:

•	accrued compensation and benefits;

•	continued base salary for six months; and

•	continued vesting of all outstanding equity awards in accordance with the terms of the plan pursuant to which they were issued as if the termination was an “involuntary termination.”

In the event of Mr. Bowman’s death during the term of the Restated Agreement, the following will be due:

•	accrued compensation and benefits;

•	continued base salary for six months; and

•	all outstanding equity awards will immediately vest, and will be exercisable for 90 days.

The Restated Agreement contains non-solicitation and confidentiality covenants, as well as certain other covenants, applicable for specified periods after the termination of employment. In addition, any payments and benefits under the Restated Agreement upon a termination are subject to Mr. Bowman signing a restrictive covenant agreement and release in our favor.

In the event any payments made to Mr. Bowman would be subject to the excise tax imposed on “parachute” payments by the Internal Revenue Code, the Company may reduce the payments to Mr. Bowman so that no portion of the payments would be subject to the excise tax, but only if such a reduction would result in Mr. Bowman receiving a greater amount after taxes.

Mr. Swain

On August 1, 2012, the Company entered into an employment agreement with Mr. Swain. Pursuant to the agreement, Mr. Swain is entitled to an annual base salary of at least $400,000, subject to annual review and increase by the Company’s Chief Executive Officer, and Mr. Swain is eligible to participate in the STIP and the LTIP. In addition, Mr. Swain is eligible to participate in all executive-level employee benefit plans and programs, including the provision of a Company car and payment of life insurance premiums.

In the event that Mr. Swain’s employment is terminated for reasons other than “cause,” or in the event of a “change-in-control” of the Company, which term is subject to the determination of the Company’s Chief Executive Officer, Mr. Swain will be entitled to receive: (i) eighteen months of his then-current base salary and (ii) the pro-rata amount of any bonus which would have been earned for the year in which he is terminated, provided all applicable performance conditions are met. Any payments to be made in the event of a termination without cause or in the event of a change-in-control under the agreement are subject to Mr. Swain entering into a general release of claims and executing non-competition and non-disclosure covenants in favor of the Company, among other things.

In connection with entering into the agreement, Mr. Swain also entered into a confidentiality and non-solicitation agreement in the Company’s favor. The confidentiality and non-solicitation agreement requires Mr. Swain to comply with confidentiality, non-competition, non-disclosure and non-solicitation covenants during the term of the agreement and for specified periods after the termination of his employment.

Mr. Muress

In January 2002, the Company entered into an employment agreement with Mr. Muress, which was amended in April 2006. The agreement provides for a minimum annual base salary of £295,000, inclusive of any directors’ fees payable to him and subject to increases from time to time, as well as severance and other benefits, including an automobile allowance. The employment agreement also generally provides that Mr. Muress is entitled to participate in benefit and incentive plans generally offered to the Company’s executive officers.

The employment agreement is terminable by either party with twelve months notice. If the Company terminates Mr. Muress’s employment without the requisite notice, subject to certain exceptions, Mr. Muress is entitled to receive a payment in the amount of his annual base salary at the time of the termination.

Mr. Isaac

Effective January 1, 2011, the Company entered into an employment agreement with Mr. Isaac. The employment agreement is effective through December 31, 2015, and automatically renews for successive one-year periods, unless advance notice of nonrenewal is given by either party during the then-current period. The agreement provides for an annual base salary of at least $700,000, annual commission payments of 3.1% of GCG’s gross fee revenues, and annual and long-term incentive compensation, as well as severance and other benefits. The employment agreement also generally provides that Mr. Isaac is entitled to participate in benefit and incentive plans generally offered to the Company’s executive officers.

If Mr. Isaac’s employment is terminated as a result of death or disability, he is entitled to receive:

•	continued payment of his base salary for a period of six months;

•	continued payment of commissions based on qualifying business initiated prior to his death or disability for two years following his termination;

•	payment of a pro rata portion of his annual incentive compensation for the year of death or disability; and

•	continued payment of his annual incentive compensation for two years following his termination.

If Mr. Isaac’s employment is terminated by Mr. Isaac for good reason (as defined in the agreement) or by the Company other than for cause (as defined in the agreement), and such termination is not within three months prior to or twelve months after a change in control (as defined in the agreement), Mr. Isaac is entitled to receive the following:

•	payment of his base salary, annual incentive compensation and commissions on revenue derived from qualifying business initiated prior to the termination for twelve months following termination; and

•	continuation of eligible medical benefits under COBRA for twelve months.

If Mr. Isaac terminates his employment for good reason or the Company terminates his employment without cause, and such termination occurs within three months prior to or twelve months after a change in control, Mr. Isaac is entitled to receive the same benefits described above for a period of eighteen months.

Receipt of termination payments and benefits under the employment agreement is conditioned on Mr. Isaac signing a general release in favor of the Company. In addition, the employment agreement contains non-competition, non-solicitation, confidentiality and other restrictive covenants applicable during his employment and for specified periods following termination of employment.

In the event that the Company divests all (or substantially all) of its interest in GCG, Mr. Isaac will be entitled to a special bonus payment based on 3% of the net sales price of the interest that is sold.

In the event that payments to and benefits of Mr. Isaac would be subject to the excise tax imposed on certain “parachute” payments by the Internal Revenue Code, such payments and benefits will be reduced by the amount necessary to avoid the excise tax.

Mr. Nelson

In November 2005, the Company entered into a change-in-control and severance agreement with Mr. Nelson. This agreement provides that if Mr. Nelson’s employment is terminated in connection with a change in control or for any reason other than cause, Mr. Nelson will be entitled to the following:

•	an amount equal to his annual base salary at the time of his termination;

•	an amount equal to the pro-rata portion of any bonuses or incentives, based on actual performance, for the performance period in which the termination occurs;

•	continuation of eligible medical benefits under COBRA for eighteen months; and

•	accelerated vesting of all outstanding option awards, which will be exercisable for 90 days following the date of termination.

Payment and benefits under the agreement are subject to Mr. Nelson agreeing to mutually acceptable confidentiality, non-solicitation, cooperation and other reasonable and customary provisions in favor of the Company at the time of his termination.

Equity Incentive Plans and Awards

Unvested, earned LTIP awards issued under the Company’s Executive Stock Bonus Plan are subject to accelerated vesting in the event of an executive’s termination of employment as a result of death, disability, retirement or separation from service in connection with a change-in-control of the Company. In the event of an executive’s termination of employment as a result of death, disability or retirement, the executive’s unvested earned performance awards will continue to vest as if the executive had remained employed by the Company. In the event of an executive’s termination of employment in connection with a change-in-control of the Company, the executive’s unvested earned performance awards will vest on a pro-rata basis (based on the elapsed time of the vesting period) as of the date of such change-in-control.

Pension and Other Benefits

Upon retirement or other termination of employment, certain named executive officers are entitled to pension and other retirement benefits under the Retirement Plan and SERP. See “Executive Compensation — Pension Benefits” for information about the pension and other retirement benefits payable to the named executive officers under the Retirement Plan and SERP. In addition, upon termination of employment due to disability, our executives are entitled to disability benefits under Company sponsored disability plans.

Termination and Change-in-Control Tables for 2014

The following table summarizes the compensation and other benefits that would have become payable to each of our named executive officers assuming their employment had terminated on December 31, 2014. In addition, the table also summarizes the compensation that would become payable to each of our named executive officers assuming that a change in control of the Company had occurred on December 31, 2014.

In reviewing these tables, please note the following:

•

For stock awards, unearned performance share unit awards will be deemed earned on a pro-rata basis, if the EPS targets have been reached. As of December 31, 2014, the EPS targets were not reached for the 2012-2014 LTIP Awards, were not yet reached for the 2013-2015 and the 2014-2016 LTIP awards; therefore, no amounts are included in the table below. For additional information regarding the potential payouts, see “Compensation Discussion and Analysis — Long-term Incentive Compensation” and “Summary Compensation Table — Grants of Plan-Based Awards.”

•	Life insurance benefits payable upon death represent the death benefit payable to the officer’s beneficiaries by the life insurance company.

•	No payment value was ascribed to presently vested and exercisable equity incentive awards, as such awards are not impacted by a separation from service or change in control.

•	All parties complied with any required notice provisions in the applicable agreement.

•	Each of the named executive officers complied with all restrictive and other covenants applicable to him.

Benefits and Payments	Change in Control	Termination Without Cause(1)	Termination for Good Reason(1)	Death(1)		Disability(1)
J. T. Bowman
Cash Severance	—	$1,460,000	$1,460,000	$365,000		$365,000
Stock Awards	—	—	—	—		—
Health Benefits	—	(2)	(2)	—		—
Life Insurance	—	—	—	2,000,000		—
Disability Benefits	—	—	—	—		460,000

Total	—	1,460,000	1,460,000	2,365,000		825,000

W. B. Swain
Cash Severance	—	600,000	—	—		—
Stock Awards	—	—	—	—		—
Life Insurance	—	—	—	600,000		—
Disability Benefits	—	—	—	—		1,828,500

Total	—	600,000	—	600,000		1,828,500

I.V. Muress
Cash Severance	—	719,922	—	—		—
Stock Awards	—	—	—	—		—
Life Insurance	—	—	—	2,879,688		—
Disability Benefits	—	—	—	—		—

Total	—	719,922	—	2,879,688		—

D. A. Isaac
Cash Severance	(3)	7,096,664 (4)	7,096,664 (4)	12,718,328	(5)	12,718,328	(5)
Stock Awards	—	—	—	—		—
Health Benefits	—	(6)	(6)	(7)		(7)
Life Insurance	—	—	—	1,500,000		—
Disability Benefits	—	—	—	—		2,784,000

Total	—	7,096,664	7,096,664	14,218,328		15,502,328

A. W. Nelson
Cash Severance	—	425,000	—	—		—
Stock Awards	—	—	—	—		—
Health Benefits	—	(6)	(6)	—		—
Life Insurance	—	—	—	150,000		—
Disability Benefits	—	—	—	—		1,989,500

Total	—	425,000	—	150,000		1,989,500

(1)	Whether or not in connection with a change in control.

(2)	Mr. Bowman is entitled to reimbursement for group health plan costs for the lesser of 18 months following termination or until Mr. Bowman becomes eligible for other group health benefits.

(3)

In the event that the Company divests all (or substantially all) of its interest in GCG, Mr. Isaac will be entitled to a special bonus payment based on 3% of the net sales price of the interest that is sold. This amount is not reasonably determinable.

(4)

Mr. Isaac is entitled to payment of his base salary, annual incentive compensation and commissions on revenue derived from qualifying business initiated prior to the termination for twelve months following termination, which amounts are shown in the table. In the event of a termination in connection with a change in control of the Company, he would be entitled to $9,907,496, which consists of payment of his base salary, annual incentive compensation and commissions on revenue derived from qualifying business initiated prior to the termination for eighteen months following termination.

(5)

Mr. Isaac is entitled to continued payment of his base salary for a period of six months; continued payment of commissions based on qualifying business initiated prior to his death or disability for two years following his termination; payment of a pro rata portion of his annual incentive compensation for the year of death or disability; and continued payment of his annual incentive compensation for two years following his termination.

(6)	Continuation of eligible medical benefits under COBRA for eighteen months.

(7)	Continuation of eligible medical benefits under COBRA for twelve months.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON

EXECUTIVE COMPENSATION

The Company’s executive compensation programs are administered by the Compensation Committee. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

                     HARSHA V. AGADI, CHAIRMAN

                     JESSE C. CRAWFORD

                     JAMES D. EDWARDS

                     CHARLES H. OGBURN

STOCK OWNERSHIP INFORMATION

Security Ownership of Management

The following table sets forth information, as of March 20, 2015, as to shares of Class A and Class B Common Stock beneficially owned by each current director, director nominee, each of the named executive officers, and all current directors and executive officers as a group. As of March 20, 2015, there were 30,532,518 shares of Class A Common Stock and 24,690,172 shares of Class B Common Stock outstanding.

	Amount and Nature of Beneficial Ownership(1)		Percent of Total Shares Outstanding(2)
Name	Class A	Class B	Class A	Class B
Harsha V. Agadi	105,022	—	—	—
P. George Benson (3)	90,666	—	—	—
Jeffrey T. Bowman (4)	581,595	—	1.9%	—
Jesse C. Crawford (5)	10,780,867	12,787,643	35.3	51.8%
Jesse C. Crawford, Jr.	1,098,552	49,238	3.6	—
Roger A. S. Day	14,320	—	—	—
James D. Edwards (6)	78,666	2,000	—	—
Russel L. Honoré	54,666	—	—	—
Joia M. Johnson	36,342	8,700	—	—
Charles H. Ogburn (7)	295,681	—	—	—
W. Bruce Swain (8)	179,427	—	—	—
Ian V. Muress (9)	164,068	—	—	—
David A. Isaac (10)	218,418	2,038	—	—
Allen W. Nelson (11)	152,220	—	—	—
All Directors and Executive Officers as a Group (21 persons) (12)	14,319,745	12,849,619	46.9	52.0

(1)	Except as otherwise indicated in the following footnotes, the persons possessed sole voting and dispositive power with respect to all shares set forth opposite their names.

(2)

Except where a percentage is specified, the person’s ownership represents less than 1% of the outstanding shares. Shares not outstanding which are subject to options exercisable within sixty (60) days by a named individual or persons in the group are deemed to be outstanding for the purposes of computing percentage ownership of outstanding shares owned by such individual or the group.

(3)	Includes 36,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 20, 2015.

(4)	Includes 24,752 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 20, 2015.

(5)

Includes 24,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 20, 2015. The shares of Class A Common Stock shown as beneficially owned by Mr. Crawford include 19,691 shares held in trust for his son over which he has sole voting and shared dispositive power, 3,892,091 shares held in the Estate of Virginia C. Crawford over which he has sole voting power and shared dispositive power, 929,700 shares held in the 2012 Family Trust over which his wife is trustee, but he has indirect dispositive power pursuant to a substitution power in the trust and an unaffiliated bank has the power to add charities as beneficiaries of the trust and distribute shares to any such charities, 577,679 shares held in an irrevocable trust over which his wife is trustee, and 379,921 shares owed by Crawford Partners, L.P. (“Partners”). Mr. Crawford holds 100% of the membership units of Liverpool II, LLC (“Liverpool”), which is the general partner of Partners; Mr. Crawford is also the chief executive officer of Liverpool. Each of Partners and Liverpool report sole voting and dispositive power over 379,921 shares.

The address of each of Liverpool and Partners is 25 Park Place, NE, Second Floor Tower, Atlanta, Georgia 30303. See Note (1) to the table set forth under “Security Ownership of Certain Beneficial Owners” below with respect to the Class B Common Stock.

(6)	Includes 24,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 20, 2015.

(7)	The shares shown as beneficially owned by Mr. Ogburn include 20,651 shares of Class A Common Stock held in an account in his spouse’s name over which he shares voting and dispositive power.

(8)	Includes 18,564 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 20, 2015.

(9)	Includes 36,582 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 20, 2015.

(10)

Includes 12,376 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 20, 2015. The shares of Class A Common Stock shown as beneficially owned include 41,000 shares held in four trusts for his children over which he has no voting or dispositive power and 1,464 shares over which he shares voting and dispositive power. Mr. Isaac shares voting and dispositive power with respect to the shares of Class B Common Stock shown as beneficially owned.

(11)	Includes 12,376 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 20, 2015.

(12)

Includes 5,441,276 shares of Class A Common Stock and 386,950 shares of Class B Common Stock as to which voting or dispositive power is shared and 318,008 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 20, 2015.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning each person (including any “group” as the term is used in Section 13(d)(3) of the Securities Exchange Act) known to the Company to be the “beneficial owner”, as such term is defined by the rules of the SEC, of more than 5% of the outstanding shares of the Company’s Class B Common Stock as of March 20, 2015:

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Class B Shares Outstanding
Jesse C. Crawford Crawford Media Services, Inc. 6 West Druid Hills Drive, N.E. Atlanta, Georgia 30329	12,787,643	(1)	51.8%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	1,657,613	(2)	6.7
Linda K. Crawford 57 N. Green Bay Road Lake Forest, Illinois 60045	1,459,977		5.9

(1)

Based on a Schedule 13D/A filed with the SEC by Jesse C. Crawford and Liverpool II, LLC (“Liverpool”) and Crawford Partners, L.P. (“Partners”), entities controlled by Mr. Crawford. Mr. Crawford holds 100% of the membership units of Liverpool, which is the general partner of Partners; Mr. Crawford is also the chief executive officer of Liverpool. According to said Schedule 13D/A, Mr. Crawford directly or indirectly has or can exercise sole voting and dispositive power over the shares. Each of Partners and Liverpool report sole voting and dispositive power over 10,466,931 of the above-reported shares. The address of each of Liverpool and Partners is 25 Park Place, NE, Second Floor Tower, Atlanta, Georgia 30303.

(2)

Based upon a Schedule 13G filed with the SEC by BlackRock, Inc. on January 29, 2015. According thereto, BlackRock, Inc. has sole voting power with respect to 1,613,075 of the shares and sole dispositive power over all such shares.

INFORMATION WITH RESPECT TO CERTAIN BUSINESS RELATIONSHIPS AND

RELATED TRANSACTIONS

For information on the Company’s related party transactions policy, please refer to the Audit Committee discussion under “Standing Committees and Attendance at Board and Committee Meetings,” above. Pursuant to the Company’s existing stock repurchase authorization, and in accordance with its related party transactions policy, in 2014 the Company entered into a single transaction pursuant to which it repurchased 27,000 shares of Class A Common Stock for an aggregate purchase price of $0.2 million from Mr. Agadi’s wife. Such purchase price was at a discount to the market value of the Class A Common Stock on the transaction date. Except as set out above, there were no related party transactions during 2014.

EQUITY COMPENSATION PLANS

The following table sets forth certain information concerning securities authorized for issuance under equity compensation plans as of December 31, 2014. Only the Company’s Class A Common Stock is authorized for issuance under these plans. All of the Company’s equity compensation plans have been approved by the Company’s shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,460,837	(1)	$5.08	(2)	10,902,429	(3)

(1)

Shares issuable pursuant to outstanding options under the Company’s stock option plans (835,683 shares), the Employee Stock Purchase Plan, as amended (93,806 shares), and the U.K. ShareSave Scheme (531,348 shares).

(2)	Includes exercise prices for outstanding options under the Company’s stock option plans, the Employee Stock Purchase Plan, and the U.K. ShareSave Scheme.

(3)

Represents shares which may be issued under the Employee Stock Purchase Plan, as amended (332,341 shares), the Executive Stock Bonus Plan (8,248,747 shares), the Non-Employee Director Stock Plan (1,025,799 shares), the U.K ShareSave Scheme (336,444 shares) and the International Employee Stock Purchase Plan (959,098 shares). Excludes all share grants that were unearned at December 31, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and greater than ten percent (10%) beneficial owners of the Company’s equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of such equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports are required, the Company believes that, during the year ended December 31, 2014, all of its officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Messrs. Crawford, Ogburn, Edwards and Agadi, as Chairman. None of the foregoing individuals are or have been in the past officers or employees of the Company. None of the members of the Compensation Committee serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Compensation Committee.

PROPOSAL 2 — ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides shareholders with the right to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC. This advisory vote is commonly referred to as the “say-on-pay” vote. The Company currently provides its shareholders a say-on pay vote every two years. We believe every other year is the appropriate timing for this vote because a significant portion of our named executive officers’ compensation opportunity is at risk over a multi-year performance period. Full implementation and execution of our compensation philosophy and programs, and evidence thereof, is often a multi-year process. A vote every two years helps ensure proper visibility into our long term results and creation of shareholder value, and associated compensation. In addition, it helps reduce the possibility of irregular or anomalous results in any one year that may unduly impact the amount of compensation paid and, consequently, the results of a vote on such compensation. In the Company’s most recent advisory say-on-pay vote at the Company’s 2013 annual meeting of shareholders, approximately 99.4% of votes cast were “for” approval of the executive compensation as disclosed in our proxy statement relating to the 2013 annual meeting of shareholders. The Compensation Committee has considered the outcome of this vote in its ongoing establishment and oversight of the compensation of the executive officers of the Company.

Our executive compensation program has been designed to implement certain core compensation principles, namely “pay for performance” and alignment of management’s interests with our shareholders’ interests to support long-term value creation and encourage an appropriate level of risk-taking behavior consistent with our long-term strategy. In the course of establishing our 2014 compensation programs and awarding compensation, our management and Compensation Committee determined what it considered appropriate levels and types of performance-based incentives to motivate our named executive officers to achieve short-term and long-term business goals. We believe that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation while also not unduly incenting management to take inappropriate risks. Please read the “Compensation Discussion and Analysis” section, including the accompanying compensation tables and related narrative, of this proxy statement for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2014 compensation of our named executive officers.

The say-on-pay vote gives you as a shareholder the opportunity to express your views on the compensation of our named executive officers. We currently intend to provide our shareholders an opportunity to have a say-on-on pay vote every two years until we hold our next advisory vote on the frequency of future say-on-pay votes, which will be no later than at the Company’s 2017 annual meeting of shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation or our named executive officers and the compensation philosophy, objectives, policies and practices described in this proxy statement. Accordingly, the Board of Directors recommends that shareholders approve the following advisory resolution:

“RESOLVED, that the shareholders of Crawford & Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and accompanying footnotes and narratives disclosed in this proxy statement.”

Because this vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company. However, it will provide information to our management and Compensation Committee regarding investor sentiment about our executive compensation philosophy, objectives, policies and practices, which management and the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal 2015 and beyond.

The Board of Directors unanimously recommends a vote FOR the advisory approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

PROPOSAL 3 — RATIFICATION OF INDEPENDENT AUDITOR

Ernst & Young LLP has been appointed by the Audit Committee of the Board of Directors to serve as the independent auditor for the Company for the fiscal year 2015. Ernst & Young LLP has served as the independent auditor of the Company since the Company’s 2002 fiscal year. Although the selection and appointment of an independent auditor is not required to be submitted to a vote of shareholders, the Board of Directors has decided, as in the past, to ask the Company’s shareholders to ratify this appointment as a matter of good corporate governance. Despite the appointment of Ernst & Young LLP as the Company’s independent auditor and the ratification by the shareholders of that selection, the Audit Committee has the power at any time to appoint another auditor for 2015, without further shareholder action. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and, if present, will be given an opportunity to make a statement, if he or she desires, and to respond to appropriate questions. In addition, a report of the Audit Committee in connection with the independence of the auditor, as well as other matters, follows the Board’s recommendation on this matter below.

Fees Paid to Ernst & Young LLP

In addition to performing the audit of the Company’s consolidated financial statements, Ernst & Young LLP provides other permitted services to the Company and its foreign and domestic subsidiaries. Ernst & Young LLP has advised the Company that it has billed or will bill the Company the below indicated amounts for the following categories of services for the years ended December 31, 2014 and 2013:

	2014	2013
Audit fees (1)	$3,722,901	$3,480,464
Audit related fees (2)	323,314	365,136
Tax fees (3)	1,089,304	475,695
All other fees	—	—

Total	$5,135,519	$4,321,295

(1)	Audit fees include: the annual consolidated financial statement audit, the annual audit of internal control over financial reporting, statutory and other financial statement audits.

(2)	Audit related fees include: service organization control reports, accounting consultations, and attest services related to acquisitions.

(3)	Tax fees consist principally of professional services rendered for tax compliance and tax planning and advice.

The Audit Committee reviews and pre-approves, in addition to all audit services, all non-audit services to be provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services to the Audit Committee on which advance approval is requested. The Audit Committee reviews these requests and votes by resolution its approval or rejection of such non-audit services after due deliberation.

The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent auditor for 2015.

AUDIT COMMITTEE REPORT

In fulfilling its responsibilities to review the Company’s financial reporting process, the Audit Committee has reviewed and discussed with the Company’s management and the independent auditor the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Management is responsible for the Company’s financial statements and the reporting process, including the Company’s system of internal controls over financial reporting. The independent auditor is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent auditor the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has discussed with the independent auditor the auditor’s independence from the Company and its management, including the matters in the written disclosure required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. In determining the independence of the auditor, the Audit Committee has considered, among other matters, whether the provision of services, other than those related to the audit of the Company’s annual financial statements, is compatible with maintaining the auditor’s independence.

The Audit Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee further discussed those items contained in NYSE Listing Rules Section 303(A)(6) and otherwise complied with the obligations stated therein.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

                     JAMES D. EDWARDS, CHAIRMAN

                     JOIA M. JOHNSON

                     CHARLES H. OGBURN

                     ROGER A. S. DAY

SHAREHOLDER PROPOSALS

Any shareholder proposal to be presented at the 2016 Annual Meeting of Shareholders must be received by the Company no later than December 10, 2015 for inclusion in the proxy statement for that meeting in accordance with Rule 14a-8 under the Exchange Act. Pursuant to Rule 14a-4 under the Exchange Act, the Board of Directors may exercise discretionary voting authority at the 2016 Annual Meeting under proxies it solicits to vote on a proposal made by a shareholder that the shareholder does not seek to have included in the Company’s proxy statement pursuant to Rule 14a-8, unless the Company is notified about the proposal prior to December 10, 2015 and the shareholder satisfies the other requirements of Rule 14a-4(c).

OTHER MATTERS

The Board of Directors knows of no other matters other than those as described herein to be brought before the Annual Meeting. If any other matters come before the Annual Meeting, however, the persons named in the Proxy will vote such Proxy in accordance with their judgment on such matters.

April 8, 2015

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

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Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 11, 2015.
PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 11, 2015.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

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The Board of Directors Recommends a Vote FOR Each of the Director Nominees in Item 1 and

FOR Items 2 and 3.

1. Proposal to elect the nine (9) nominees listed below as Directors (except as indicated to the contrary below)
01 H.V. Agadi	04 J.C. Crawford	07 J.D. Edwards	☐ Vote FOR	☐ Vote WITHHELD
02 P.G. Benson	05 J.C. Crawford, Jr.	08 J.M. Johnson	all nominees	from all nominees
03 J.T. Bowman	06 R.A.S. Day	09 C.H. Ogburn	(except as marked)
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to approve, on an advisory basis, the compensation paid to certain of the Company’s executive officers in 2014.			☐ For ☐ Against ☐ Abstain

3. Proposal to ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the 2015 fiscal year.			☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

  Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CRAWFORD & COMPANY

ANNUAL MEETING OF STOCKHOLDERS

May 12, 2015

2:00 p.m.

Crawford & Company

Worldwide Headquarters

1001 Summit Boulevard

Atlanta, Georgia 30319

Crawford & Company 1001 Summit Boulevard Atlanta, Georgia 30319

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2015.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR Each of the Director Nominees in Item 1 and FOR Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint J.T. Bowman, W.B. Swain and A.W. Nelson, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements.

See reverse for voting instructions.